SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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HERBALIFE NUTRITION LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Herbalife Nutrition Ltd. 2021 Proxy Statement

Annual General Meeting of Shareholders

Our 2021 Annual General Meeting of Shareholders

will be held on Wednesday, April 28, 2021 at 8:30 a.m., Pacific Daylight Time, at

800 W. Olympic Blvd., Suite 406

Los Angeles, CA 90015

Admission requirements

See Part 1 – “Information concerning solicitation and voting” for details on admission requirements to attend the Annual General Meeting.

Proxy voting options

Your vote is important!

All shareholders are cordially invited to attend the Annual General Meeting. However, in order to assure your representation at the Annual General Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form.

Proxies submitted by mail, the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 27, 2021.

Vote by Internet

www.envisionreports.com/HLF

24 hours a day / 7 days a week

Instructions:

1.	Go to: www.envisionreports.com/HLF.

2.	Follow the steps outlined on the secure website.

Vote by telephone

1.800.652.VOTE (8683) via touch tone phone

toll-free within the USA, US territories & Canada 24 hours a day / 7 days a week

Outside the USA, US territories & Canada, call 1.781.575.2300 via a touch tone phone. Standard rates will apply.

Instructions:

1.	Call toll-free 1.800.652.VOTE (8683) within the USA, US territories & Canada. Outside the USA, US territories & Canada, call 1.781.575.2300.

2.	Follow the instructions provided by the recorded message.

Herbalife Nutrition Ltd.

Notice of Annual General Meeting of Shareholders

Date:	Wednesday, April 28, 2021

Time:	8:30 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	March 2, 2021

Proxy voting:

All shareholders are cordially invited to attend the Annual General Meeting. See Part 1 —  “Information concerning solicitation and voting” for details on admission requirements to attend the Annual General Meeting.

However, to assure your representation at the Annual General Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form provided to you.

Items of business:

1. Elect the 9 directors named in the Proxy Statement to the Board of Directors to serve until the 2022 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified;

2. Approve, on an advisory basis, the compensation of the Company’s named executive officers;

3. Approve an amendment and restatement of the Company’s 2014 Stock Incentive Plan to increase the number of Common Shares available for issuance under such plan; and

4. Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2021.

Shareholders will also transact such other business as may properly come before the Annual General Meeting and at any adjournments or postponements of the Annual General Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on March 2, 2021 are entitled to notice of, and to vote at, the Annual General Meeting and any subsequent adjournment(s) or postponement(s) thereof.

Availability of Materials:	The Proxy Statement and Annual Report to Shareholders are available at http://www.edocumentview.com/HLF.

NOTICE IS HEREBY GIVEN that the 2021 Annual General Meeting of Shareholders of Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability, or the Company, will be held on Wednesday, April 28, 2021 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015.

Sincerely,

HENRY C. WANG

General Counsel and Corporate Secretary

Los Angeles, California

March 16, 2021

Proxy summary

This summary highlights information contained elsewhere in this Proxy Statement. You should carefully read this Proxy Statement in its entirety prior to voting on the proposals listed below and outlined herein. This Proxy Statement is dated March 16, 2021 and is first being made available to shareholders of Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability, or the Company, on or about March 17, 2021. A Notice Regarding Internet Availability of Proxy Materials for the 2021 Annual General Meeting of Shareholders, or the Meeting, was mailed to shareholders of the Company on or about March 17, 2021.

Annual General Meeting of Shareholders

Date:	Wednesday, April 28, 2021

Time:	8:30 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	March 2, 2021

Voting:	Shareholders as of the record date are entitled to vote.

Admission to Meeting: Proof of share ownership will be required to enter the Meeting. See Part 1 – “Information concerning solicitation and voting” for details on admission requirements to enter the Meeting.

Meeting agenda

1.	Elect the 9 directors named in the Proxy Statement to the Board of Directors to serve until the 2022 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified;

2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers;

3.	Approve an amendment and restatement of the Company’s 2014 Stock Incentive Plan to increase the number of Common Shares available for issuance under such plan; and

4.	Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2021.

Shareholders will also transact such other business as may properly come before the Meeting and at any adjournments or postponements of the Meeting.

This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2020 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Proxy summary

Proxy Statement table of contents

Part 1. Our annual general meeting of shareholders

Information concerning solicitation and voting	1

Part 2. Corporate governance

Director independence	4

Board meetings and attendance	5

Board leadership	5

The Board’s role in risk oversight	5

Compensation risk assessment	6

Health and safety	6

ESG overview	7

Compensation to Directors	9

2020 Director Compensation Table	9

Stock ownership guidelines	11

Shareholder outreach	11

Shareholder communications with the board of directors	12

Committees of the board	12

Compensation committee interlocks and insider participation	14

Part 3. Proposals to be voted on at the meeting

Proposal 1: The election of directors	15

Proposal 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers	22

Proposal 3: Approve an amendment and restatement of the Company’s 2014 Stock Incentive Plan to increase the number of Common Shares available for issuance under such plan	23

Proposal 4: Ratification of the appointment of independent registered public accounting firm	30

Audit committee report	30

Fees to independent registered public accounting firm for fiscal years 2020 and 2019	31

Pre-approval policy	31

Part 4. Executive compensation

Compensation discussion and analysis	32

Executive summary of our compensation program	32

Financial performance for purposes of our annual incentive program	32

Strategic accomplishments	33

Table of Contents	i

Part 5. Security ownership of certain beneficial owners and management

Beneficial ownership	59

Part 6. Certain relationships and related transactions

Ongoing related party transactions	62

Other transactions	63

ii	Table of Contents

Part 1	Our annual general meeting of shareholders

Information concerning solicitation and voting

Place, time and date of meeting.    This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Wednesday, April 28, 2021 at 8:30 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015. Our telephone number is (213) 745-0500.

Record date and voting securities.    Only shareholders of record at the close of business on March 2, 2021, or the Record Date, or duly authorized proxy holders of such shareholders of record, are entitled to notice of, and to vote at, the Meeting. The Company has one series of common shares, or Common Shares, outstanding. Each owner of record on the Record Date is entitled to one vote for each Common Share held by such shareholder. On March 2, 2021, there were 118,174,736 Common Shares issued and outstanding.

Voting.    Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and determining the outcome of any matter submitted to the shareholders for a vote that requires the approval of a specified percentage of shares present and entitled to vote.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, which is the case with all proposals to be considered at the Meeting other than proposal 4, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

See “Meaning of shareholder of record” below for additional information regarding the different ways you may hold your Common Shares.

Votes required for proposals and board recommendations.    The following table details information regarding the proposals to be voted on at the Meeting, the Board’s recommendation on how to vote on each proposal, the votes required to approve each proposal and the effect of abstentions and broker non-votes.

Our annual general meeting of shareholders	1

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes

Item 1: Elect the 9 directors named in the Proxy Statement to the Board of Directors to serve until the 2022 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified

	For, Against or Abstain on each nominee	FOR each nominee	Majority of votes cast FOR with respect to each such nominee	No effect	No effect

Item 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy and entitled to vote	Treated as votes Against	No effect

Item 3: Approve an amendment and restatement of the Company’s 2014 Stock Incentive Plan to increase the number of Common Shares available for issuance under such plan	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy and entitled to vote	Treated as votes Against	No effect

Item 4: Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2021	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy and entitled to vote	Treated as votes Against	Brokers have discretion to vote

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, please take the time to vote. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form.

Revocability of proxies.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either: (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date; (b) granting a subsequent proxy through the Internet or telephone; or (c) attending the Meeting and voting in person. However, please note that if you would like to vote at the Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

Proxy solicitation.    The Company bears the expense of printing and mailing proxy materials. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, facsimile or electronic mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

Meeting attendance.    Only shareholders of record and beneficial owners as of the Record Date, their authorized proxy holders, and invited guests of the Board of Directors may attend the Meeting.

If you are a shareholder of record, in order to be admitted to the Meeting, you will need to produce picture identification (such as a valid driver’s license or passport) and either a copy of a form of proxy card or a Notice showing your name and address. If you are a beneficial owner and you wish to vote in person at the Meeting, you will need to obtain a proxy from the shareholder of record. If you are a beneficial owner or other authorized proxy holder, in order to attend the Meeting, you will need both an admission ticket and picture identification (such as a valid driver’s license or passport). To obtain an admission ticket to the Meeting, please send your written request to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 or electronically by

2	Our annual general meeting of shareholders

emailing corpsec@herbalife.com. Your request must be received on or before April 18, 2021 and include a copy of a form of proxy card or voting instruction form confirming your appointment as a proxy holder of a shareholder of record. In your request, please include the address where your admission ticket should be mailed to, and any special assistance needs. The Board requests that persons attending the Meeting observe a professional business dress code. The Company also does not permit the use of cameras or other recording devices at the Meeting.

We are actively monitoring the public health and travel safety concerns relating to the COVID-19 pandemic and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In response, and in continued support for the health for the health and safety of all, the Company will also hold a live audio webcast of the Meeting. Shareholders may listen to the Meeting via live audio webcast by logging on to www.meetingcenter.io/253720353 using your control number and password. The password for the meeting is HLF2021. Please see below:

•	Shareholders of Record: For shareholders of record, the control number can be found on your proxy card or Notice, or the email you receive from Computershare.

•	Beneficial Owners: If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to access the live audio webcast. To register, you must submit proof of your proxy power (legal proxy) reflecting your Herbalife Nutrition holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 16, 2021. You will receive a confirmation email of your registration from Computershare. Late submissions will be processed to the extent feasible, but registration cannot be guaranteed in time for the Meeting. Requests for registration should be directed to us at the following:

By email:    Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:    Computershare, Herbalife Nutrition Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Pursuant to the Company’s Amended and Restated Memorandum of Articles of Association, or the Articles, please be advised that shareholders will not be deemed to be “present” for quorum purposes and will not be able to vote their shares, or revoke or change a previously submitted vote, by logging onto the webcast of the Meeting. As a result, the Company strongly urges shareholders to submit their proxies or votes in advance of the Meeting.

In the event it is not possible or advisable to hold our Meeting in person as currently planned, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the Securities and Exchange Commission, or the SEC, as proxy material. If you are planning to attend our Meeting, please check our website the week of the Meeting. As always, we encourage you to vote your shares prior to the Meeting.

Meaning of shareholder of record.    You are a shareholder of record only if your name is recorded on the Company’s register of members. If your name is not recorded on the Company’s register of members, any shares you hold in the Company are held beneficially. In this case you may still be entitled to direct the holder of your shares as to who should be appointed as proxy in respect of those shares and/or how to vote those shares on your behalf.

Shareholders who have purchased their shares on an exchange may hold those shares through a depository, in which case they are beneficial shareholders and not shareholders of record. If you hold your shares in “street name,” you are not a shareholder of record.

If you wish to inquire as to whether or not you are a shareholder of record, please contact our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 or electronically by emailing corpsec@herbalife.com.

Additional information.    This Proxy Statement contains summaries of certain documents, but you are urged to read the documents yourself for complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under Part 7 — “Annual report, financial and additional information”.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on April 28, 2021. The Proxy Statement and Annual Report to Shareholders are available at http://www.edocumentview.com/HLF.

Our annual general meeting of shareholders	3

Part 2	Corporate governance

Director independence

Under the listing standards of the New York Stock Exchange, or the NYSE, a majority of the members of the Board must satisfy the NYSE criteria for “independence”. No director qualifies as independent under the NYSE listing standards unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

Our Board has affirmatively determined that all of the directors, other than Dr. Agwunobi and Messrs. Mendoza and Tartol, are independent, in accordance with Section 303A.02 of the NYSE listing standards. Former directors Messrs. Christodoro, Gary, Graziano, Lynn and Nelson were each affirmatively determined to be independent. Mr. Johnson, the Company’s former Chief Executive Officer through March 30, 2020 and former Chairman of the Board through April 29, 2020, was not independent. The NYSE’s independence guidelines include a series of objective tests, such as the person is not an employee of the Company and has not engaged in various types of business dealings involving the Company that would prevent the person from being an independent director. The Board of Directors has affirmatively determined that none of the foregoing independent directors had any relationship with the Company that would compromise his or her independence from the Company.

The Board considered Dr. Carmona’s independence in light of the $37,500 in speaking fees he received from the Company in 2020, as disclosed in the subsection “Compensation to Directors”. The Company leverages Dr. Carmona’s professional experience as the 17th Surgeon General of the United States to provide training and education to Herbalife Nutrition Members at various Company-sponsored sales events, such as Extravaganzas, which are training and promotional events for our independent distributors, which are a key aspect of the

Company’s business model. After consideration of the foregoing and other relevant factors, the Board determined that the Company’s engagement of Dr. Carmona for these limited services did not present a conflict of interest nor compromise Dr. Carmona’s independence from the Company.

For Messrs. Christodoro, Gary, Graziano, Lynn and Nelson, who were all re-nominated in 2020 in accordance with the now terminated Second Amended and Restated Support Agreement, dated as of July 15, 2016 (the “Support Agreement”) among the Company, Carl C. Icahn and certain affiliated entities of Mr. Icahn (the “Icahn Parties”), and were each re-elected to serve on the Board at the Company’s 2020 annual general meeting of shareholders, the Board determined that Messrs. Christodoro, Gary, Graziano, Lynn and Nelson were independent. The Board determined that the Support Agreement while in effect and the relationships each director had with the Icahn Parties did not compromise their independence. The Support Agreement was terminated in its entirety on January 7, 2021.

Dr. Agwunobi has served as the Company’s Chief Executive Officer since March 30, 2020, and therefore is not deemed independent. Mr. Johnson had previously served as the Company’s Chief Executive Officer, and was accordingly not deemed independent.

Messrs. Mendoza and Tartol are not deemed independent because they are Herbalife Nutrition Members, or distributors of Herbalife Nutrition products. While neither are employees of the Company, their income received as top distributors of Herbalife Nutrition products precludes them from being deemed independent. For additional details surrounding their compensation as Herbalife Nutrition Members, which they receive irrespective of any service on the Board, please see “Compensation to Directors”.

4	Corporate governance

Board meetings and attendance

During the fiscal year ended December 31, 2020, the Board of Directors held 11 meetings, including 4 regular meetings and 7 special meetings. All regular meetings included executive sessions without the presence of management. These executive sessions were led by the Lead Director. Additionally, executive sessions with only independent directors were held from time to time as required or determined to be necessary.

Each of our directors attended at least 75% of the aggregate of all Board and applicable committee meetings held during the period that he or she served as a director.

Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member. All members of the Board of Directors then serving attended the Company’s 2020 annual general meeting of shareholders.

Board leadership

Dr. Agwunobi is the Chairman of the Board of Directors and the Chief Executive Officer of the Company, and serves as a key link between the Board and other members of management. Dr. Agwunobi assumed the role of CEO of the Company effective March 30, 2020, and upon his election to the Board on April 29, 2020, assumed the role of Chairman of the Board. Prior to Dr. Agwunobi assuming such roles, Mr. Johnson served as the Company’s Chief Executive Officer until March 30, 2020, and Chairman of the Board until April 29, 2020. The Board believes having a board leadership structure featuring an executive as Chairman with a separate Lead Director best serves the interests of the Company and its shareholders because the Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance.

In turn, the Lead Director is an independent director elected for a two-year term by the independent directors. The appointment is reconsidered biannually. The Lead Director chairs the Board meetings during all executive sessions and when the Chairman is unable to participate in Board meetings, and is a contact point for major shareholders and third parties who wish to contact the Board independently of the Chairman and CEO. The responsibilities of the Lead Director include:

•	setting the agenda for and leading the regularly-held non-management and independent director sessions, and briefing the Chairman on any issues arising from those sessions;
•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the non-management and independent directors;

•	acting as the principal liaison to the Chairman for the views, and any concerns and issues of, the independent directors;

•	advising on the flow of information sent to the Board, and reviewing the agendas, materials and schedules for Board meetings;

•	being available for consultation and communication with major shareholders, as appropriate;

•	maintaining close contact with the chairperson of each standing committee; and

•	performing other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Ms. Otero was elected to serve as Lead Director by the independent directors, effective January 3, 2021, when Mr. Nelson, the then-current Lead Director, resigned from the Board. The Board periodically reviews the structure of the Board and Company leadership as part of the succession planning process.

The Board’s role in risk oversight

The full Board of Directors has the ultimate responsibility for risk oversight regarding the Company. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value, support the achievement of strategic objectives and improve long-term organizational performance. The first aspect of the

Board’s approach to risk oversight is to determine the appropriate level of risk for the Company generally, followed by an assessment of the specific risks the Company faces and the steps management is taking to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates those

Corporate governance	5

assessments, culminating in the development of a strategic plan that reflects the Board’s and management’s consensus as to appropriate levels of risk for specific aspects of the Company’s business and the appropriate measures to manage those risks. Additionally, the full Board of Directors participates in a periodic enterprise risk management assessment during its quarterly meetings. In this process, risk is assessed throughout the business with a focus on risks arising out of various aspects of the Company’s strategic plan and its implementation, including financial, legal, compliance, operational/strategic and compensation risks. The Board also assesses its role in risk oversight throughout the Company’s business. In addition to the discussion of risk with the full Board at least once a year, the independent directors discuss risk management during executive sessions without management present with the Lead Director presiding.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process and framework, various Board committees also have responsibility for risk management in their respective focus areas.

In particular, the audit committee focuses on financial risk, including internal controls, and assesses the Company’s risk profile with the Company’s internal auditors. The internal controls risk profile drives the internal audit plan for the coming year. At each quarterly meeting of the audit committee, management presents to the committee risks related to the Company’s cyber security, privacy and security matters. The audit committee also oversees and receives quarterly updates from management on issues relating to the Company’s ethics and compliance program. Finally, the compensation committee periodically reviews compensation practices and policies to confirm that they do not encourage excessive risk-taking. Management regularly reports on these risks to the relevant committee or the full Board, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or the relevant committee.

Compensation risk assessment

The compensation committee, with the assistance of Meridian, its compensation advisor, conducted a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the compensation committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Key features of the executive compensation program that support this conclusion include: the balanced mix between fixed and variable compensation and short- and long-term incentives; the use of multiple performance measures within incentive plans; strong internal controls, including a code of business conduct and ethics policy; compensation committee discretion over all final annual incentive awards and active involvement in setting performance targets; the use of stock ownership guidelines; and the existence of an anti-hedging policy.

Health and safety

Our top priority is the health and safety of our employees, distributors and customers. In response to COVID-19, we have implemented remote working for our employees who are able to do so, moved distributor and Member events online and enhanced safety procedures at each of our facilities.

Employees

•  Adherence to federal, state and local public health requirements in the U.S.

•  At all facilities:

¡    Required temperature screening upon entry

¡   Required face coverings

¡    Social distancing protocols

¡   Further enhancements to robust cleaning and sanitation measures

¡    Response plan to suspected COVID-19 cases

Distributors

•  Moved Herbalife’s Annual Global Distributor Conference online

•  Provided guidance on safety and business resilience in a COVID-19 environment

•  Enhanced ability for distributors to have our products delivered to their customers’ homes

6	Corporate governance

ESG overview

Environmental, Social, Governance Approach

Herbalife Nutrition is committed to operating its business in a socially responsible manner, incorporating community impact, human capital management, diversity and inclusion, environmental stewardship and transparent governance practices throughout its operations. In 2020, we hired an outside consulting firm specializing in ESG and conducted a materiality assessment to identify and prioritize ESG issues that have a meaningful impact on our business and stakeholders. Our materiality process employed a rigorous research and knowledge gathering process that consisted of benchmarking against peer companies, stakeholder surveys and strategic dialogue and engagement with company leaders, including members of the Board of Directors. We also employed another external ESG consulting firm to perform an analysis of ESG ranking organizations and the status of our existing ESG initiatives. In consultation with the ESG Committee of the Board of Directors, these two studies, combined with an understanding of our opportunities and risks, formed the basis for a strategy that leverages our strengths and global reach in three meaningful ways: expanding access to nutrition, expanding access to economic opportunities and strengthening environmental stewardship. Details of our strategy, programs and impact will be available in our global impact report to be released in 2021.

ESG Index, Policies and Position Statements

Herbalife Nutrition is committed to transparency pertaining to ESG-related strategies, programs, impact and investments. Our publicly available ESG index provides detailed information on our governance, contribution to society, human capital management, and environmental stewardship. The Company’s current ESG index and all ESG-related policies and position statements can be found at https://iamherbalifenutrition.com/who-we-are/corporate-social-responsibility/.

ESG Governance

In recognition of the growing importance and scope of the Company’s environmental, social and governance impacts, in 2020, our Board of Directors appointed a new board ESG committee comprising several members of the Board of Directors. The ESG committee’s purpose is to assist the Board in providing oversight of Herbalife Nutrition’s ESG-related strategies, initiatives, investments and policies. The ESG committee’s focus areas include the impact of climate change, energy and natural resource conservation, supply chain sustainability, employee health, safety and well-being, diversity, equity and inclusion, public policy engagement, political contribution, and corporate charitable and philanthropic activities. While the ESG strategy is executed by a cross functional global executive team, our ESG committee provides the governance structure for programmatic oversight and guidance on this global initiative.

Corporate Social Responsibility and Social Impact

Herbalife Nutrition corporate social responsibility programs focus on building thriving, vibrant communities around the world through improved access to good nutrition and economic opportunity. We are dedicated to improving communities by aligning with the targets outlined and categorized by the United Nations Sustainable Development Goals, specifically Goal 1 (No Poverty), Goal 2 (Zero Hunger) and Goal 3 (Good Health and Wellbeing). To ensure our alignment with the UNSDGs and commitment to achieving positive impact across these target goals, Herbalife Nutrition has joined the UN Global Compact as a signatory member.

In addition, the Company works closely with the Herbalife Nutrition Foundation to support communities around the world. In 2020, Herbalife Nutrition and the Herbalife Nutrition Foundation granted $14.1 million in total global charitable contributions prioritizing these goals. The Company invested $9.5 million in total global charitable contributions and the Herbalife Nutrition Foundation granted $4.6 million.

Herbalife Nutrition Foundation

Established in 1994, the Herbalife Nutrition Foundation (HNF) supports 168 community-based Casa Herbalife Nutrition partners around the globe that help bring good nutrition to socially vulnerable communities and aid to organizations focused on promoting access, education and empowerment of good nutrition, general wellness and disaster relief. In 2020, HNF grants supported organizations in more than 57 countries, reaching more than 220,000 people in need.

Nutrition for Zero Hunger

As a global nutrition company, Herbalife Nutrition is committed to eradicating hunger, focused on the role of nutrition as an essential part of sustainable solutions. Through partnerships and programs addressing the status and pathways to end hunger, Herbalife Nutrition is creating meaningful impacts to reduce food insecurity and malnutrition for communities around the world.

Announced in 2019, Herbalife Nutrition’s Nutrition for Zero Hunger global initiative includes partnerships with leading global, regional and local nonprofit organizations including World Food Program USA, Feed the Children, The Hunger Project and more.

Corporate governance	7

Through Nutrition for Zero Hunger’s programs and partnerships, to date we have provided more than 1.5 million servings of nutrition products, meals and pounds of food to communities in need as well as support more than 87,000 program beneficiaries including women and children with targeted nutrition supplementation and nutrition education.

Community Organizations

For more than 22 years we have supported various Red Cross organizations around the globe in helping them provide positive nutrition and other services to communities devasted by disaster.

Since 2015, the Company has donated more than 1.4 million Protein Deluxe Bars, valued at $2.5 million, to Red Cross blood donation centers in the U.S. Through donations of our nutrition products, we are improving nutrition options for those who are participating in blood donation, a critical underpinning of a public health system as well as leveraging the power of our community of employees and of Herbalife Nutrition independent distributors and their customers about the impact and value of blood donation to support the public health need of a stable blood supply.

Herbalife Nutrition proudly supports organizations that empower opportunities for underserved, vulnerable and minority communities. In 2020, the Company supported more than a dozen of these organizations, reflecting the needs of diverse global, regional and local communities.

These partners include UnidosUS, League of United Latin American Citizens (LULAC) national and regional chapters, Los Angeles Urban League, Chrysalis, and the Sambhav Foundation, among others. In addition to financial donations, we support various programs including nutrition and health resources, mentoring, human rights, gender equity and advocacy as well as provide in-kind donations of nutrient-dense products.

Herbalife Nutrition is a member of LULAC’s national Women’s Commission to further drive discussions and actions to promote women’s empowerment and gender equity issues. We also demonstrate our commitment to advance Hispanic diversity and inclusion in the workplace as a member of the Hispanic Association on Corporate Responsibility (HACR) since 2014.

Through these partnerships, we support the diverse needs of these communities targeting end goals of improved access to resources and increased economic empowerment.

Commitment to Diversity, Equity and Inclusion

Our culture seeks to nurture diversity and inclusion in order to reflect our global community. We are committed to providing equal employment opportunity to all applicants and employees without regard to race, color, religion, national origin, sex, sexual orientation, age, marital, military or veteran status, physical or mental disability.

We are committed to diversity, equity and inclusion at all levels, including our employees, management and executive leadership and Board of Directors.

In 2020, we joined the CEO Action for Diversity & InclusionTM becoming signatories indicating our commitment to building a productive, diverse and inclusive workplace. We track and release many of our diversity and inclusion metrics in our ESG index which can be found at https://iamherbalifenutrition.com/who-we- are/corporate-social-responsibility/.

We support several current established employee networks including our Millennial Network, Women in Leadership and Women in Technology. To further our development of employee networks, in 2021 we are launching a Global DEI Council and supporting Regional Councils to support our commitments to an inclusive workplace.

Environmental Stewardship

Herbalife Nutrition is committed to protecting the future of our planet by making the right choices in an environment where natural resources are constrained. Our integration of environmental stewardship is critical to the promise we make to our independent distributors and consumers, who all care about how their food is grown and produced. As with our product quality philosophy, we view our environmental footprint through a product lifecycle lens that extends from seed to feed, meeting the needs of our planet and our global community.

Our environmental stewardship strategy is integrated into our business operations and actively managed by the Executive Vice President for Worldwide Operations. Furthermore, the ESG Committee of the Board of Directors is charged with overseeing this critically important business initiative.

We are dedicated to environmental stewardship by aligning with the targets outlined and categorized by the United Nations Sustainable Development Goals, specifically Goals 12 (Responsible Consumption and Production) and Goal 13 (Climate Action).

Our environmental sustainability strategic priorities include areas of our operations and product production processes such as responsible sourcing, reducing energy usage and carbon emissions, reducing waste, and increasing sustainability within our product packaging. In 2020, we successfully launched projects to annually remove more than 12 metric tons of plastic and paperboards going to waste stream. In 2021, we are incorporating 25% post-consumer resin (PCR) into our product packaging for our flagship product (Formula 1 Healthy Meal Nutritional Shake Mix) in North America and this program will be expanded to other regions in 2022.

8	Corporate governance

Compensation to Directors

The following table summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2020, which includes: (1) compensation paid to Directors for their services on the Board and the Board’s committees, (2) payments made to Directors for any services provided at Company events, such as Extravaganzas, and (3) payments made to Herbalife Members in accordance with the Company’s Marketing Plan.

2020 Director Compensation Table

Name	Fees earned or paid in cash ($)	Equity awards ($)(1)	All other compensation ($)		Total ($)
Dr. Richard Carmona	110,000	134,985	37,500	(3)	282,485
Jonathan Christodoro(2)	108,468	134,985	—		243,453
Hunter C. Gary(2)	120,000	134,985	—		254,985
Nicholas Graziano(2)	110,000	134,985	—		244,985
Alan LeFevre	130,000	134,985	—		264,985
Jesse A. Lynn(2)	123,333	134,985	—		258,318
Juan Miguel Mendoza(6)	100,000	134,985	1,570,071	(4)	1,805,056
Michael Montelongo	122,836	134,985	—		257,821
James L. Nelson(2)	145,000	159,946	—		304,946
Maria Otero	118,333	134,985	—		253,318
Margarita Paláu-Hernández	111,801	134,985	—		246,786
John Tartol(6)	100,000	134,985	1,605,157	(5)	1,840,142

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation—Stock Compensation”. See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying the valuation of equity awards.

(2)	Messrs. Christodoro, Gary, Graziano, Lynn and Nelson resigned from the Board effective January 3, 2021.

(3)	Amount represents fees for speaking at Herbalife Nutrition events.

(4)	Amount includes $7,500 in fees for speaking at Herbalife Nutrition events for Herbalife Nutrition Members. Additionally, unrelated to his service as a Board member, amount also includes $1,562,571 in income earned as a top distributor of Herbalife Nutrition products. See note 6 below.

(5)	Amount includes $5,000 in fees for speaking at Herbalife Nutrition events for Herbalife Nutrition Members. Additionally, unrelated to his service as a Board member, amount also includes $1,600,157 in income earned as a top distributor of Herbalife Nutrition products. See note 6 below.

(6)	All Herbalife Nutrition Members, including Messrs. Mendoza and Tartol, are eligible to receive income under the Company’s Marketing Plan as a result of their activities as distributors of Herbalife Nutrition products. Under the Company’s Marketing Plan, Herbalife Nutrition Members may earn profits by purchasing products at wholesale prices, discounted depending on the Member’s level within our Marketing Plan, and reselling those products at prices they establish for themselves to generate retail profit. Second, Herbalife Nutrition Members who sponsor other Members and establish, maintain, coach, and train their own sales organizations may earn commissions on the sales of their organization. Neither Mr. Mendoza nor Mr. Tartol receive any preferential treatment or payments under the Company’s Marketing Plan.

Corporate governance	9

Each non-management director receives annual cash fees for service on the Board and committees as follows:

Board service	$100,000 per year

Audit committee service	Member - $10,000 per year Chair - $20,000 per year

Compensation committee service	Member - $10,000 per year Chair - $15,000 per year

Nominating and corporate governance committee service	Member - $10,000 per year Chair - $15,000 per year

ESG committee service	Member - $10,000 per year Chair - $15,000 per year

Implementation oversight committee service (dissolved April 30, 2020)	Member - $10,000 per year Chair - $20,000 per year

*	Chairpersons receive chair fees in addition to member fees. For example, the chair of the audit committee receives an aggregate fee of $30,000 for his or her services on the committee. The implementation oversight committee was dissolved on April 30, 2020, and the ESG committee was formed on April 30, 2020.

The Lead Director receives an annual fee of $25,000 per year for additional services provided in that capacity.

Cash fees with respect to Board or committee membership or service as the Lead Director or a committee chair are paid ratably assuming 12 consecutive months of service from the date the particular membership or service commences. Non-management directors also receive an annual equity grant pursuant to the Herbalife Ltd. 2014 Stock Incentive Plan, as it may be amended from time to time, in the form of restricted stock units, or RSUs, with a grant date fair value of $135,000 (rounded down to the nearest whole unit) that vest annually.

The Lead Director also receives an equity grant, or the lead director equity grant, in the form of RSUs with a grant date fair value of $25,000 (rounded down to the nearest whole unit) per each year of his or her two-year term, which vests annually the following year.

With the exception of equity grants made in 2020 to Messrs. Christodoro, Gary, Graziano, Lynn and Nelson,

both the board equity grants and lead director equity grant made in 2020 (the “2020 RSU Grants”) are scheduled to vest on April 15, 2021. The vesting of the 2020 RSU Grants made to Messrs. Christodoro, Gary, Graziano, Lynn and Nelson was accelerated with respect to 75% of the shares subject thereto on January 3, 2021, at the time of their resignation, and the remaining unvested portions of each of their 2020 RSU Grants were forfeited at that time.

The current Lead Director, Ms. Otero, who started such role as of January 3, 2021, did not receive a lead director equity grant in connection with her appointment.

The compensation disclosed in the 2020 Director Compensation table for Mr. Tartol and Mr. Mendoza include their respective earnings as top distributors of Herbalife Nutrition products under the Company’s Marketing Plan.

10	Corporate governance

The table below summarizes the equity-based awards held by non-management directors who served on the Company’s Board of Directors in 2020, as of December 31, 2020.

Name	Stock Unit Awards
	Number of Shares or units of stock that have not vested (#)	Market value of Shares or units of stock that have not vested(1) ($)
Dr. Richard Carmona	3,407	163,706
Jonathan Christodoro(2)	3,407	163,706
Hunter C. Gary(2)	3,407	163,706
Nicholas Graziano(2)	3,407	163,706
Alan LeFevre	3,407	163,706
Jesse Lynn(2)	3,407	163,706
Juan Miguel Mendoza	3,407	163,706
Michael Montelongo	3,407	163,706
James L. Nelson(2)(3)	4,037	193,978
Maria Otero	3,407	163,706
Margarita Paláu-Hernández	3,407	163,706
John Tartol	3,407	163,706

(1)	Market value based on the closing price of a Common Share on the NYSE on December 31, 2020 of $48.05.

(2)

Former member of the Board. The vesting of these 2020 RSU grants to Messrs. Christodoro, Gary, Graziano, Lynn and Nelson was accelerated with respect to 75% of the shares subject thereto on January 3, 2021 at the time of their resignation, and the remaining unvested portions of each were forfeited at that time.

(3)	Amount includes Mr. Nelson’s lead director equity grant in 2020.

Stock ownership guidelines

The Company has adopted stock ownership guidelines applicable to each named executive officer and non-management director. Our CEO is encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to five times his base salary within five years of his appointment to such position. Our other named executive officers are encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to two times their respective base salaries within five years following their respective designation as a named executive officer. Each non-management director is encouraged to hold Common Shares and/or vested equity awards with an aggregate value equal to five times such director’s annual retainer within five years of such director’s appointment or election to the Board of Directors. As of the date of this Proxy Statement, all non-management directors and named executive officers are in compliance with the current guidelines.

Shareholder outreach

We value the viewpoint of all investors and have actively engaged with shareholders to better understand their perspectives, and strongly consider their feedback when evaluating our governance provisions and practices.

Since the 2020 Annual General Meeting of Shareholders, we engaged with a number of shareholders to initiate new, and deepen existing, relationships with our investor base. We reached out to top Herbalife Nutrition shareholders that, in the aggregate, owned in excess of 36% of our outstanding Common Shares, and covered various governance topics including board composition and compensation, risk oversight, shareholder rights and environmental & social initiatives across the Company. In aggregate, we had discussions with investors who hold approximately 25% of outstanding Common Shares.

Corporate governance	11

Shareholder communications with the board of directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management or independent directors as a group or individual directors, including the Lead Director in her capacity as such, may do so by writing to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015, or by email to corpsec@herbalife.com, indicating to whose attention the communication should be directed. The Corporate Secretary of the Company reviews all such correspondence and forwards to members of the Board of Directors a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all communications received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Committees of the board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee, and compensation committee. Our Board of Directors had the implementation oversight committee, which oversaw the continued compliance with the Federal Trade Commission’s Consent Order entered into on July 16, 2016, or the FTC Consent Order. The committee was dissolved on April 30, 2020, at which time the audit committee assumed oversight of continued compliance with the FTC Order. Our Board of Directors formed a new ESG committee as of April 30, 2020 to oversee ESG matters. Our Board of Directors has adopted a written charter for each of these committees, and the charters for current committees are available on the Company’s website at https://ir.herbalife.com/corporate-governance, and in print to any shareholder who requests it as set forth under Part 7 —“Annual report, financial and additional information”.

Current committee memberships

Directors	Audit(1)	Compensation(2)	Nominating and Corporate Governance(3)	ESG(4)
Dr. Richard Carmona †		●	Chair
Alan LeFevre * †	Chair		●
Michael Montelongo †	●			Chair
Maria Otero †		Chair	●
Margarita Paláu-Hernández †	●	●		●
Dr. John Agwunobi				●

* Audit Committee “financial expert”                 † Independent                 • Member

(1)	Mr. Nelson served on the audit committee until January 3, 2021 when he resigned from the Board. Ms. Paláu-Hernández was appointed to the audit committee on January 3, 2021 to fill the vacancy created by Mr. Nelson’s resignation. Each member who currently serves on the audit committee, or served on the committee during 2020, is or was financially literate and met the independence requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board determined Mr. LeFevre as an “Audit Committee financial expert”.

(2)	Mr. Montelongo served on the compensation committee and as its chair until May 1, 2020. Mr. Gary assumed responsibilities as chair of the compensation committee on May 1, 2020. Messrs. Gary and Graziano served on the compensation committee until January 3, 2021 when they resigned from the Board. Ms. Otero and Dr. Carmona were appointed to the compensation committee on January 3, 2021 to fill the vacancies created by Messrs. Gary and Graziano’s resignations, with Ms. Otero serving as its chair starting from such date. Each member who currently serves on the compensation committee, or served on the compensation committee during 2020, is or was (a) independent under the listing standards of the NYSE, including the heightened standards applicable to members of a listed company’s compensation committee, and (b) a “nonemployee director” under Rule 16b-3 of the Exchange Act.

(3)	Mr. Christodoro served on the nominating and corporate governance committee until May 1, 2020. Ms. Otero additionally served as the chair of the nominating and corporate governance committee until May 1, 2020. Mr. Lynn assumed the responsibilities as chair of the nominating and corporate governance committee on May 1, 2020. Mr. Lynn served on the nominating and corporate governance committee until January 3, 2021 when he resigned from the Board. Dr. Carmona assumed responsibilities as chair of the nominating and corporate governance committee on January 3, 2021. Mr. LeFevre was appointed to the nominating and corporate governance committee on January 3, 2021.

12	Corporate governance

(4)	The ESG committee was formed on April 30, 2020. Messrs. Montelongo and Christodoro and Ms. Paláu-Hernández were appointed to the ESG committee, with Mr. Montelongo serving as its chair. Mr. Christodoro served on the ESG committee until January 3, 2021 when he resigned from the Board. Dr. Agwunobi was appointed to the ESG committee on January 3, 2021 to fill the vacancy created by Mr. Christodoro’s resignation. ESG committee members are not required to be independent directors.

Audit committee

The audit committee represents and assists the Board in fulfilling its responsibilities for overseeing our financial reporting processes and the audit of our financial statements.	Meetings Held in 2020: 5

The principal duties of the audit committee include the following:

•	monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	monitoring the independence and performance of the Company’s independent registered public accounting firm and internal audit function;

•	providing an avenue of communication among the Company’s independent registered public accounting firm, management, the internal audit department and the Board of Directors; and

•	reviewing with management risks and practices related to cyber security, privacy and security matters.

Compensation committee

The compensation committee discharges the Board’s responsibilities related to the compensation of our executives and Directors, and provides general oversight of our compensation structure, including our equity compensation plans and benefits programs.	Meetings Held in 2020: 6

The principal duties of the compensation committee include the following:

•	to oversee and approve compensation policies and programs;

•	to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers;

•	to evaluate the performance of the CEO and recommend the compensation level of the CEO for approval by the independent members of the Board of Directors;

•	to evaluate the performance of executive officers and, considering the CEO’s recommendations, set the compensation level for such executive officers;

•	to administer existing incentive compensation plans and equity-based plans;

•	to oversee the Company’s response to regulatory developments affecting executive compensation; and

•	to review the compensation of directors.

Nominating and corporate governance committee

The nominating and corporate governance committee oversees, and represents and assists the Board in fulfilling its responsibilities relating to, our corporate governance, and Director nominations and elections.	Meetings Held in 2020: 5

The principal duties of the nominating and corporate governance committee include the following:

•	to recommend to the Board of Directors proposed nominees for election to the Board of Directors both at annual general meetings and to fill vacancies that occur between annual general meetings; and

•	to review and make recommendations to the Board of Directors regarding the Company’s corporate governance matters and practices.

Corporate governance	13

ESG committee

The ESG committee assists the Board in discharging its oversight responsibility and providing guidance to the Board related to environmental, social and governance (ESG) matters that are relevant and material to the Company, and perform an oversight role in shaping the Company’s ESG strategy.

Meetings Held in 2020: 1

The principal duties of the ESG committee include the following:

•	to review, oversee, discuss with management and advise the Board on the Company’s ESG strategy, initiatives, investments and policies that support the Company’s core business strategy;

•

to review and evaluate ESG risks and opportunities that may arise in connection with the Company’s activities and advise the Board on such risks and opportunities that may materially affect the Company’s broad enterprise risk management (ERM) program; and

•	to review and discuss with management the Company’s ESG disclosures and reports, and provide recommendations related thereto.

Compensation committee interlocks and insider participation

During the fiscal year ended December 31, 2020, Messrs. Montelongo, Gary and Graziano and Ms. Paláu-Hernández served on the compensation committee of the Board of Directors, as further outlined in “Committees of the board — Compensation committee”. During the fiscal year ended December 31, 2020, there were no relationships or transactions between the Company and any member of the compensation committee requiring disclosure hereunder.

None of our executive officers currently serves, or during the fiscal year ended December 31, 2020 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

14	Corporate governance

Part 3	Proposals to be voted on at the meeting

Proposal 1: The election of directors

Generally

The Articles presently provide for not less than one nor more than 15 directors. The Board of Directors, or the Board, has, by resolution, presently fixed the number of directors at 11. There currently is a full complement of 11 members of the Board. Directors are elected at each annual general meeting of shareholders to hold office for one-year terms until the next annual general meeting of shareholders.

The Board has nominated each of John Agwunobi, Richard H. Carmona, Kevin M. Jones, Sophie L’Hélias, Alan LeFevre, Juan Miguel Mendoza, Donal Mulligan, Maria Otero, and John Tartol for election as directors to serve one-year terms expiring at the 2022 annual general meeting. Mr. Mulligan and Ms. L’Hélias were identified and recruited through a third-party global executive search firm, and Mr. Jones was identified and recruited through a referral from a member of management. Each nominee is a current member of the Board, and if all nominees are re-elected at the Meeting, the Board will reduce the number of directors thereafter to be fixed at 9. Current directors Mr. Montelongo and Ms. Paláu-Hernández are not standing for election at the Meeting. Directors are elected under a majority voting standard in uncontested director elections (i.e., an election where the number of persons nominated for election does not exceed the number of directors to be elected). The election of directors at the Meeting constitutes an uncontested director election. Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” a director nominee’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Abstentions and “broker non-votes” will not affect the outcome of the election of directors.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed herein. The form of proxy card does not permit shareholders to vote for a greater number of nominees than 9. Although the Board does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors or just for the remaining nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.

Director qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria discussed hereunder. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition, as well as the Company’s current and future needs.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Principles of Corporate Governance, are available on the Company’s website at https://ir.herbalife.com/corporate-governance, and include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. In addition, the nominating and corporate governance committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experiences that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The nominating and corporate governance committee seeks a variety of occupational, educational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board as a group in areas including professional experience, geography, race, gender, ethnicity and age. This periodic assessment of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and

Proposals to be voted on at the meeting	15

to assess the effectiveness of efforts at pursuing diversity. In identifying and recruiting director candidates through a combination of internal referrals, from both management and members of the Board, and a third-party global executive search firm, the nominating and corporate governance committee may establish specific skills and experiences that it believes the Company should seek in order to constitute a balanced and effective Board.

In evaluating director candidates, and considering incumbent directors for re-nomination to the Board, the nominating and corporate governance committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board.

Additionally, the nominating and corporate governance committee believes it is important that the viewpoints of the Herbalife Nutrition Members are represented on the Board. As of the date of this Proxy Statement, two Herbalife Nutrition Members sit on the Board: Messrs. Mendoza and Tartol.

The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described in Part 2 under the subsection “Committees of the board — Nominating and corporate governance committee.” We believe that our director nominees represent an effective mix of skills, experiences, diversity and perspectives.

16	Proposals to be voted on at the meeting

Set forth below is biographical information about the 9 nominees standing for election at the Meeting, including each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that such individual should serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

Nominees for Election as Directors

Dr. John Agwunobi Chairman and Chief Executive Officer Age 56 Director since 2020

Dr. Agwunobi currently serves as the Company’s Chairman and Chief Executive Officer and has held such positions since April 29, 2020 and March 30, 2020, respectively. He previously served as the Company’s Chief Health and Nutrition Officer from February 2016 to March 2020, and assumed the additional role of Co-President from February 2018 to March 2020. Prior to joining the Company, from April 2014 to February 2016, Dr. Agwunobi advised a number of privately-held companies and, from September 2007 to April 2014, served as Senior Vice President and President, Health and Wellness for Walmart Stores, Inc. From December 2005 to September 2007, he served as the Assistant Secretary of Health for the U.S. Department of Health and Human Services, where he was responsible for disease prevention and health promotion. Dr. Agwunobi is currently a director at the U.S. African Development Foundation.

Other Public Board Memberships: bluebird bio (since June 2017).

Previous Public Board Memberships (Past Five Years): Magellan Health Services, Inc. (from December 2014 to June 2019).

Director Qualifications: Dr. Agwunobi has an extensive professional background focused on health and wellness, including his service as Assistant Secretary of Health for the U.S. Department of Health and Human Services, his executive experience with the Company, as well as his prior experience as a physician and public health official. Having the Company’s CEO serve as a director also provides an open channel of communication between the Board and management.

Dr. Richard Carmona Independent Director Age 71 Director since 2013

Dr. Carmona has served as Chief of Health Innovations of Canyon Ranch, a life-enhancement company, since August 2017. He previously served as Vice Chairman of Canyon Ranch, Chief Executive Officer of the Canyon Ranch Health division, and the president of the nonprofit Canyon Ranch Institute, from October 2006 until August 2017. Dr. Carmona is also a Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from August 2002 through July 2006. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the U.S. Army and the Army’s Special Forces.

Other Public Board Memberships: Axon Enterprise Inc. (formerly Taser International since March 2007); and Clorox Company (since February 2007).

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Dr. Carmona’s experience as the Surgeon General of the United States, extensive background in public health, including as CEO of a hospital and healthcare system, and service on other public company boards bring valuable and significant insight to the Board.

Proposals to be voted on at the meeting	17

Kevin M. Jones Independent Director Age 52 Director since 2021

Mr. Jones has served as the Chief Executive Officer

of Rackspace Technology, Inc. since April 2019. Prior to joining Rackspace Technology, Mr. Jones served as Chief Executive Officer of MV Transportation, Inc., a passenger transportation contracting service, since October 2017. From April 2017 until October 2017, Mr. Jones served as Senior Vice President and General Manager of Americas at DXC Technology Company, a multinational end-to-end IT services and solutions company. Mr. Jones served as Senior Vice President and General Manager at Hewlett Packard Enterprise Company from August 2014 until March 2017 and as the Chief Customer and Sales Officer for Dell Services at Dell Inc. from 2011 until 2014. Before joining Dell, Mr. Jones held various leadership roles at Hewlett Packard and Electronic Data Systems. Mr. Jones is on the board of CareerBuilder, an Apollo Global Management portfolio company. Mr. Jones holds a Bachelor’s degree from James Madison University and is a Certified Management Accountant.

Other Public Board Membership: Rackspace Technology (since April 2019).

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Mr. Jones is an accomplished business leader with 30 years of technology services experience and a track record in leading business transformations. As a testament to Mr. Jones’ leadership skills, during his tenure as CEO, MV Transportation achieved the highest revenue-and second highest profit performance in the company’s 44-year history.

Sophie L’Hélias Independent Director Age 57 Director since 2021

Ms. L’Helias is the President and Founder of LeaderXXchange, an advisory firm founded in 2015 that develops solutions through the integration of sustainability and diversity in strategy, leadership and investment and collaborates with institutional investors, business leaders and other market participants to promote diversity on corporate boards. She is co-founder of the International Corporate Governance Network (ICGN) and served as an advisor to the UN Global Compact’s Blueprint for SDG Leadership. Ms. L’Helias is also the non-executive director on the Board of Africa50, a development impact fund dedicated to improving infrastructure in Africa, Agence France-Locale, a community lending financial institution, and Echiquier Positive Impact and Climate Impact Europe funds. She is a Fellow at The Conference Board ESG Center in New York and serves on the Advisory Board of the Hawkamah Governance Institute in Dubai. Ms. L’Helias holds an MBA from INSEAD; a Master of Laws (LLM) from the University of Pennsylvania, Law School; Master of Laws from the Université Paris I, Panthéon-Sorbonne Law School; and a law degree from the University of Saarbrucken, European Law Institute.

Other Public Board Membership: Kering (since April 2016).

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Ms. L’Helias is an experienced and accomplished international business, corporate governance and ESG expert with deep knowledge of financial markets, ESG, corporate governance and investor sentiment.

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Alan LeFevre Independent Director Age 61 Director since 2018

Mr. LeFevre is the former Executive Vice President – Finance and Chief Financial Officer for Jarden Corporation, a leading provider of consumer products with a portfolio of over 120 brands sold globally, a position he held from June 2014 to April 2016. Prior to Jarden, from February 1997 to June 2014, Mr. LeFevre worked for Jarden Consumer Solutions, a subsidiary of Jarden and formerly the Sunbeam Corporation, a manufacturer of home appliances, including from April 2002 until June 2014, as the Executive Vice President of Operations and Chief Financial Officer, where he led the Supply Chain, Manufacturing, Sourcing, Engineering, and Information Technology groups for JCS, and oversaw accounting and finance. From February 1997 to April 2002, Mr. LeFevre held positions of increasing responsibilities within the same business unit. Mr. LeFevre started his career with Arthur Andersen & Co. in 1982. Mr. LeFevre graduated with distinction from Valparaiso University with a Bachelor of Science in Business Administration degree and was a certified public accountant.

Other Public Board Memberships: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Mr. LeFevre brings significant finance and operations experience to the Board as a former chief financial officer of a public company and a former CPA with more than 30 years of experience.

Juan Miguel Mendoza Distributor Director Age 47 Director since 2018

Mr. Mendoza has been an independent Herbalife distributor for 28 years and a member of the Company’s Chairman’s Club since 2013. He has been active in training independent Herbalife distributors around the world, and is a member of various strategy and planning groups for Herbalife.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Mr. Mendoza’s 28 years of experience as a distributor of Herbalife products bring a first-hand understanding of the function and specific needs of the drivers of the Company’s business. His tenure as a distributor also provides valuable insight into the Company’s growth and development over the 28-year period.

Proposals to be voted on at the meeting	19

Donal Mulligan Independent Director Age 60 Director since 2021

Mr. Mulligan served as Chief Financial Officer at General Mills, a multinational manufacturer and marketer of branded consumer foods, from 2007 to 2020. Mr. Mulligan previously held executive positions with General Mills from 2001 to 2007, including Vice President, Finance for the International division; Vice President, Finance for Operations and Technology; and Vice President, Treasurer. Prior to General Mills, Mr. Mulligan served as Chief Financial Officer, International, for the Pillsbury Company from 1999 to 2001, and held various international positions with PepsiCo Inc. and YUM! Brands, Inc., including Regional CFO, Americas; Finance Director, Asia; and Finance Director, Canada, from 1987 to 1998. Mr. Mulligan started his career with GTE Corporation in 1985. Mr. Mulligan earned his Bachelor of Arts from Duke University and his MBA from University of Michigan Graduate School of Business.

Other Public Board Membership: Tennant Company (since 2009).

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Mr. Mulligan is a seasoned business builder with extensive experience as a Fortune 200 company CFO and public company director. He has worked extensively in Asia and Latin America and has cultivated strong relationships with institutional investors and the analyst community. Mr. Mulligan is a National Association of Corporate Directors Certified Director, and brings a strong track record of global expansion, talent development, capital structure evolution, risk management, business restructuring, investment oversight, M&A and corporate governance and social responsibility.

Maria Otero Independent Director Age 70 Director since 2013

Ms. Otero currently serves on the board of Development Alternatives Inc. The first Latina undersecretary in the U.S. Department of State’s history, Ms. Otero served as Undersecretary of State for Democracy and Global Affairs and Undersecretary for Civilian Security, Democracy, and Human Rights under President Obama. During her time at the Department of State, Undersecretary Otero also served as the President’s Special Coordinator for Tibetan Issues. Prior to serving the government, from 2000 to 2009 Ms. Otero served as President and CEO of Accion International, a global microfinance organization operating in 26 countries. At Accion International, Ms. Otero chaired the board of Accion Investments, a global equity investment fund and represented Accion on the board of several microfinance banks. She was appointed by President Clinton to chair the board of the Inter-American Foundation and by President Bush to serve as vice-chair on the board of the US Institute of Peace. In 2006, she was appointed by Secretary General Kofi Annan to the U.N. Advisors Group on Inclusive Financial Sectors. Ms. Otero has served on the boards of The Kresge Foundation since 2013, the Public Welfare Foundation since 2013, Oxfam America since 2014, and the Smithsonian Institution National Portrait Gallery since 2016, and is a member of the Council of Foreign Relations. In December 2020 she was named to the Board of Trustees of American University. She also chaired the board of Bread for the World, and served on the boards of the Calvert Foundation and BRAC in Bangladesh. Ms. Otero also worked as an economist for Latin America and the Caribbean in the Women in Development Office of USAID. Ms. Otero holds an M.A. in literature from the University of Maryland; an M.A. in International Relations from the Paul H. Nitze School of Advanced International Studies (SAIS), at the Johns Hopkins University; and holds an honorary Doctorate of Humane Letters from Dartmouth College.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Ms. Otero’s leadership experience and extensive background in public service, microfinance and board governance bring a wealth of expertise in public affairs, finance and government to the Board.

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John Tartol Distributor Director Age 69 Director since 2005

Mr. Tartol has been an independent Herbalife distributor for 39 years and a member of the Company’s Chairman’s Club since 2000. He is active in training other independent Herbalife Nutrition Members all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Nutrition Foundation. He has a Bachelor’s degree in finance from the University of Illinois.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: With over 39 years of experience as an independent Herbalife distributor, Mr. Tartol brings a first-hand understanding of the function and specific needs of our independent Herbalife distributors. His tenure as a distributor also provides valuable insight into the Company’s growth and development over the 39-year period.

Proposals to be voted on at the meeting	21

Proposal 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers

As required by Section 14A of the Exchange Act, the Company is seeking an advisory shareholder vote on the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in this Proxy Statement.

Our executive compensation program is designed to attract, motivate and encourage a long-term commitment from talented and high-performing executives to lead the Company’s global success selling nutrition products that are regulated at varying levels in the 95 markets where we operate through a direct selling independent sales organization. Our program is further designed to advance our shareholders’ interests in a manner that is consistent with our Company value of “operating with integrity and transparency”. The executive compensation program places strong emphasis on long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that provides executives with the ability to participate in our share price appreciation and to share equally in potential downside if key targets that drive shareholder value are not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are encouraged to operate our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which promote retention and encourage our executives to achieve short-term financial goals.

At our 2020 annual general meeting, our shareholders expressed extremely strong support for our 2019 executive compensation program, with approximately 98% of votes cast in favor of the advisory vote proposal. When designing our 2020 executive compensation program, the compensation committee of the Board of Directors, or the Committee, considered, among other things, the Company’s growth, profit and non-financial objectives, benchmarking against market practices, the Company’s financial performance, incentives that reward shareholder value creation and any shareholder feedback.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our executives to deliver financial results, with the appropriate level of risk-taking, against performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value.

Additional information regarding the Company’s compensation program applicable to the named executive officers is described in Part 4 — “Compensation discussion and analysis” and the related tables and narrative disclosure. For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the proxy statement.”

While the shareholder vote on the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions. The next shareholder advisory vote on the Company’s executive compensation is expected to occur at the 2022 annual general meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

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Proposal 3: Approve an amendment and restatement of the Company’s 2014 Stock Incentive Plan to increase the number of Common Shares available for issuance under such plan

The Board of Directors unanimously recommends that shareholders approve an amendment and restatement of the Herbalife Ltd. 2014 Stock Incentive Plan, which we refer to as the 2014 Plan, to increase the number of Common Shares available for future awards to be granted under the 2014 Plan.

Our shareholders previously authorized us to issue under the 2014 Plan up to 17,400,0001 Common Shares plus (i) any Common Shares that remained available for issuance under the Company’s Amended and Restated 2005 Stock Incentive Plan and the 2004 Stock Incentive Plan, which we refer to together as the Prior Plans, as of April 29, 2014 and (ii) any Common Shares subject to outstanding awards under any Prior Plans as of April 29, 2014 that after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), subject to adjustments as described below. Our compensation committee and the Board of Directors believe this amount is insufficient to meet our anticipated needs, and further believe that in order to successfully attract and retain the best possible candidates, we must continue to offer competitive equity incentive programs.

On February 8, 2021, our compensation committee recommended, and on February 9, 2021 the Board of Directors unanimously approved, subject to shareholder approval, an amendment and restatement of the 2014 Plan to increase the number of Common Shares available for grant under the 2014 Plan by 7,350,000. This is the only amendment for which shareholder approval is sought.

As of December 31, 2020, the number of Common Shares that remained available for future grants under the 2014 Plan was 2,287,386 (assuming outstanding PSUs earned at maximum). If this proposal is approved, the 9,637,386 shares available under the 2014 Plan would represent approximately 4% of fully diluted Common Shares outstanding as of December 31, 2020. The Board believes that this number of Common Shares represents a reasonable amount of potential equity dilution in light of the purposes of the 2014 Plan as described above. If the amendment and restatement is approved and the Company issues awards in amounts consistent with its three-year average burn rate described below, it is anticipated that the Common Shares available under the 2014 Plan will meet the Company’s needs for approximately 4 years. Assuming the Company’s shareholders approve this proposal at the Meeting, the Company will file a Registration Statement on Form S-8 or an amendment to an existing Registration Statement on Form S-8 to register the additional Common Shares available for issuance under the 2014 Plan under the Securities Act of 1933, as amended.

Key Data

Common Share Price. As of March 2, 2021, the closing price of a Common Share on the NYSE was $46.52.

1 In connection with the Company’s 2018 two-for-one stock split, this number was adjusted from 8,700,000 to 17,400,000 to reflect the stock split in accordance with Section 15 of the 2014 Plan.

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Information on Outstanding Equity Awards. Information regarding awards outstanding as of December 31, 2020 under our equity compensation plans is summarized in the following table:

Award	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term

Stock Options & SARs	3,737,304	$27.23	4.6 years

Full Value Awards(1)	3,590,607	Not applicable	Not applicable

(1)	Full-value awards are awards other than stock options and SARs. These include RSUs and PSUs. PSUs are included assuming the maximum level of performance.

Burn Rate. One means of evaluating the long-term dilution from equity compensation plans is to monitor the number of equity awards granted annually, commonly referred to as “burn rate.” As shown in the following table, the Company’s three-year average annual burn rate has been 0.93%.

Year	SAR Options Granted	Full- Value Shares Granted(1)	Total Granted	Weighted Average Number of Common Shares Outstanding	Burn Rates

2020	—	1,722,682	1,722,682	131,531,285	1.31%

2019	—	881,174	881,174	137,352,794	0.64%

2018	—	1,166,704	1,166,704	140,249,719	0.83%

Three-Year Average	—	—	—	—	0.93%

(1)	Full Value awards are awards other than stock options and SARS. These include RSUs and PSUs. PSUs are included assuming the target level of performance.

Key Features of the 2014 Plan, as proposed to be amended and restated

•	Limitation on shares requested. The maximum number of Common Shares available for grant under the 2014 Plan is 24,750,000 Common Shares (an increase of 7,350,000), plus any Common Shares that remained available for issuance as of April 29, 2014 under, or were subject to, outstanding awards under the Prior Plans as of April 29, 2014 that after such date are canceled, expired, forfeited or otherwise not issued under the Prior Plans or settled in cash, in each case adjusted as described in the 2014 Plan.

•	Limitation on term of stock option and SAR grants. The term of each stock option or SAR will not exceed ten years.

•	Fungible share counting formula. Common Shares issued pursuant to stock options and SARs will count against the number of Common Shares available for issuance under the 2014 Plan on a one-for-one basis, whereas each Common Share issued pursuant to all other awards will count against the number of Common Shares available for issuance under the 2014 Plan as 1.85 shares.

•	Limitation on share recycling. Common Shares surrendered for the payment of the exercise price of stock options or SARs, Common Shares subject to SARs not issued upon net settlement of such awards, Common Shares withheld by the Company to pay withholding taxes related to awards, and Common Shares repurchased on the open market with the cash proceeds of an option exercise, may not again be made available for issuance under the 2014 Plan.

•	No repricing or grant of discounted stock options or SARs. Under the 2014 Plan, other than in connection with a change in the Company’s capitalization, the Company will not, without shareholder approval, reduce the exercise price of a stock option or SAR and, at any time when the exercise price of a stock option or SAR is above the fair market value of a Common Share, the Company will not, without shareholder approval (except in the case of a change in control), exchange such stock option or SAR for a new award or for cash. The 2014 Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of a Common Share on the date of grant.

•	No evergreen provision. There is no “evergreen” feature pursuant to which the Common Shares authorized for issuance under the 2014 Plan can be increased automatically without shareholder approval.

•	Minimum Vesting Requirement. All restricted stock and stock unit awards granted under the 2014 Plan after

24	Proposals to be voted on at the meeting

April 28, 2016 are subject to a minimum vesting requirement such that no portion of any such award will be permitted to vest until at least one year after the date of grant thereof, except in the event of death or disability of the participant or in connection with a change in control; provided that up to 5% of the aggregate number of Common Shares authorized for issuance under the 2014 Plan may be issued pursuant to awards subject to any, or no, vesting conditions as our compensation committee deems appropriate.

•	Non-Employee Director Limits. The aggregate number of Common Shares subject to awards granted under the 2014 Plan during any calendar year to any one non-employee director will not exceed that number of Common Shares having a fair market value on the date of grant of $375,000; provided, however, that in the calendar year in which a non-employee director first joins the Board of Directors or is first designated as Chairman of the Board or Lead Director, the maximum number of shares subject to Awards granted to such non-employee director may be up to two hundred percent (200%) of the number of Common Shares indicated by the foregoing limit.

Description of the 2014 Plan, as proposed to be amended and restated

The material features of the 2014 Plan, as proposed to be amended and restated, are summarized below. This summary is qualified in its entirety by reference to the full text of the proposed amendment and restatement of the 2014 Plan, a copy of which is attached as Annex A to this Proxy Statement. You should read the complete text of the proposed amendment and restatement to the 2014 Plan for more details regarding its operation.

Eligibility. Our members of the Board, employees (including executive officers) and consultants, and the employees and consultants of our subsidiaries, are eligible to participate in the 2014 Plan. As of March 2, 2021, we had 10 non-employee directors, approximately 10,000 employees and one consultant that were eligible to participate in the 2014 Plan. As a matter of practice, we limit plan participation among our employees to those who are director-level and above, and dramatically limit the participation of consultants. As of March 2, 2021, 7 of our 10 non-employee directors, 650 employees and 1 consultant held outstanding awards under the 2014 Plan. The 3 non-employee directors who did not hold outstanding awards as of such date were those newly appointed to the Board in February 2021.

Administration. The 2014 Plan is administered by the compensation committee or such other committee as designated by the Board, or the Committee. The Committee may grant awards to eligible persons and, to the extent permitted by applicable law, may delegate to (i) one or more subcommittees consisting of one or more directors and/or officers of the Company any of the authority of the Committee under the 2014 Plan or (ii) one or more officers, the right to grant awards in accordance with the terms of the 2014 Plan. The Committee may further designate or delegate to one or more additional officers or employees of the Company or any subsidiary, and/or to one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the 2014 Plan and/or of the awards granted under the 2014 Plan. The Committee has broad authority, as stated in the 2014 Plan, to interpret and administer the 2014 Plan and related agreements and documents and to take various other actions with respect thereto.

Common shares available under the 2014 Plan

Subject to adjustment as provided for in the 2014 Plan, the number of Common Shares subject to grants under the 2014 Plan will not exceed in the aggregate:

•	24,750,000 Common Shares (an increase of 7,350,000),

•	any Common Shares that remained available for issuance under the Prior Plans as of April 29, 2014, and

•	any Common Shares that were subject to outstanding awards under the Prior Plans as of April 29, 2014 that are subsequently canceled, expired, forfeited or otherwise not issued under a Prior Plan or are settled in cash (such Common Shares to be added to the number of Common Shares issuable under the 2014 Plan as one Common Share if such Common Shares were subject to stock options or SARs under the Prior Plans and as 1.85 Common Shares if such Common Shares were subject to awards other than options or SARs under the Prior Plans).

These share authorizations are affected by various provisions in the 2014 Plan, as discussed below under “Share counting” and “Other provisions — Adjustments.” The Common Shares issued pursuant to awards granted under the 2014 Plan may be authorized and unissued Common Shares or Common Shares that were reacquired by the Company, including Common Shares purchased in the open market, or a combination of the foregoing.

Share counting

Under the 2014 Plan, each Common Share that is subject to a stock option or SAR counts against the aggregate Plan limit as one Common Share, and each Common Share that is subject to an award other than a stock option or SAR under the 2014 Plan counts against the aggregate 2014 Plan limit as 1.85 Common Shares. For each Common Share subject to an award that is cancelled, forfeited, expires or is settled for cash (in whole or in part) under the 2014 Plan, one Common Share will be added back to the aggregate 2014 Plan limit for such Common Shares subject to a stock option or SAR, and

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1.85 Common Shares will be added back to the aggregate 2014 Plan limit for such Common Shares subject to an award other than a stock option or SAR. The number of Common Shares available for grant under the 2014 Plan will not be increased by the following:

•	any Common Shares tendered by a participant or withheld by the Company in full or partial payment of the exercise price of stock options or the full or partial satisfaction of a tax withholding obligation on any award under either the 2014 Plan or the Prior Plans;

•	any Common Shares subject to a SAR granted under either the 2014 Plan or the Prior Plans that is not issued when the SAR is exercised and settled in Common Shares; and

•	any Common Shares repurchased by the Company on the open market using cash proceeds from the exercise of stock options granted either under the 2014 Plan or the Prior Plans.

Common Shares issued as substitution awards (as defined in the 2014 Plan) in connection with any merger with or acquisition of a company will not decrease the number of Common Shares available for grant under the 2014 Plan, but Common Shares subject to substitution awards will not be available for further awards under the 2014 Plan if the substitution awards are forfeited, expire or settled in cash.

Award limitations

Subject to certain adjustments as provided for in the 2014 Plan:

•	The aggregate number of Common Shares that may be earned pursuant to awards granted under the 2014 Plan during any calendar year to any one participant will not exceed 2,000,000.

•	The maximum cash amount payable pursuant to all incentive bonuses granted in any calendar year to any participant under the 2014 Plan will not exceed $15,000,000.

Repricing prohibited

Under the 2014 Plan, other than in connection with a change in the Company’s capitalization, the Company will not, without shareholder approval, reduce the exercise price of a stock option or SAR and, at any time when the exercise price of a stock option or SAR is above the fair market value of a Common Share, the Company will not, without shareholder approval (except in the case of a change in control), exchange such stock option or SAR for a new award or for cash. However, the foregoing provision does not apply in connection with an adjustment involving a corporate transaction or event as provided in the 2014 Plan.

Types of awards authorized under the 2014 Plan

Stock options and stock appreciation rights. The Committee may award stock options, in the form of nonqualified stock options or incentive stock options, or SARs, each with a maximum term of ten years. The Committee will establish the vesting schedule for stock options and SARs and the method of payment for the exercise price, which may include cash, Common Shares, or other awards.

Restricted stock and stock units. The Committee may award restricted stock and restricted stock units and establish the applicable restrictions, including any limitation on voting rights or the receipt of dividends or dividend equivalents. Generally, the Committee will establish the manner and timing under which restrictions may lapse. All restricted stock and stock unit awards granted under the 2014 Plan after April 28, 2016 are subject to a minimum vesting requirement such that no portion of any such award will be permitted to vest until at least one year after the date of grant thereof, except in the event of death or disability of the participant or in connection with a change in control; provided that up to 5% of the aggregate number of Common Shares authorized for issuance under the 2014 Plan may be issued pursuant to awards subject to any, or no, vesting conditions as the Committee deems appropriate. The Committee may decide to include dividends or dividend equivalents as part of an award of restricted stock or stock units and may accrue dividends or dividend equivalents, as applicable, with or without interest, until the award is paid. However, in no event will dividends or dividend equivalents be paid during the performance period with respect to restricted stock or stock unit awards that are subject to performance-based vesting criteria.

Incentive bonuses. The Committee may establish performance criteria and level of achievement versus these criteria that shall determine the amount payable under an incentive bonus. Payment of the amount due under an incentive bonus may be denominated in cash or shares as determined by the Committee. Performance criteria mean any measures, as determined by the Committee, which may be used to measure the level of performance of the Company or a participant during a performance period.

Performance criteria

The Committee may determine that awards under the 2014 Plan will be subject to performance-based vesting criteria. The performance criteria will be one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of

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years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue (including adjusted revenue, Volume Points, net sales and analogous financial measures), (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue or (xx) customer service. The Committee may provide that any evaluation of performance under a performance criteria shall include or exclude any of the following events that occurs during the applicable performance period: (a) the effects of charges for restructurings or discontinued operations, (b) items of gain, loss or expense determined to be infrequently occurring or related to the disposal of a segment of a business or related to a change in accounting principle, (c) the cumulative effect of accounting change, (d) asset write-downs, (e) litigation, claims, judgments, settlements or loss contingencies, (f) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (g) accruals for reorganization and restructuring programs and (h) accruals of any amounts for payment under the 2014 Plan or any other compensation arrangement maintained by the Company.

Other provisions

Limitations on transfer. Awards are not transferable other than by will or the laws of descent and distribution unless determined otherwise by the Committee. Awards may not be pledged or otherwise encumbered.

Amendments. The Board may alter, amend, suspend or terminate the 2014 Plan from time to time subject to approval by the Company’s shareholders if required by applicable law, including the rules and regulations of the NYSE. The Committee may waive conditions or amend the term of awards, or otherwise amend or suspend awards already granted subject to certain conditions.

Adjustments. In the event of certain corporate transaction or events affecting the number or type of outstanding Common Shares, including, for example, a dividend or other distribution (whether in cash, shares or stock), recapitalization, stock or share split, reverse stock or share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make adjustments as it deems appropriate. These adjustments include changing the number and type of shares to be issued under the 2014 Plan and outstanding awards; changing the per-participant limitations on awards and the grant, purchase or exercise price of outstanding awards; and changing the limitations on the total amount of restricted stock, stock units, performance awards or other share- or stock-based award that may be granted. The Committee may also make adjustments in the terms of awards in connection with certain acquisitions, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of infrequently occurring events affecting the Company or its financial statements or of changes in applicable laws, regulations, or accounting principles.

Unless otherwise expressly provided for in an award agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a change in control, the following will occur upon a participant’s involuntary termination of employment within twenty-four months following a change in control, provided that such termination does not result from the participant’s termination for disability, cause or gross misconduct: (i) in the case of a stock option or SAR, the participant will have the ability to exercise such stock option or SAR, including any portion of the stock option or SAR not previously exercisable, and the stock option or SAR will remain exercisable for a period of three years following such termination, but in no event after the expiration of such stock option or SAR, (ii) in the case of an award subject to performance conditions in accordance with the 2014 Plan, the participant will have the right to receive a payment based on performance through a date determined by the Committee prior to the change in control (unless such performance cannot be determined, in which case the participant will have the right to receive a payment equal to the target amount payable), and (iii) in the case of outstanding restricted stock and/or stock units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award will immediately lapse.

In the event of a change in control in which the acquiring or surviving company in the transaction does not assume or continue outstanding awards upon the change in control, immediately prior to the change in control, all awards that are not assumed or continued will be treated as follows effective immediately prior to the change in control: (i) in the case of a stock option or SAR, the participant will have the ability to exercise such stock option or SAR, including any portion of the stock option or SAR not previously exercisable (provided, that any stock option or SAR for which the exercise price is less than the consideration per Common Share payable to shareholders of the Company in such change in control may be cancelled upon the consummation of the change

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in control without payment of any additional consideration), (ii) in the case of an award subject to performance conditions in accordance with the 2014 Plan, the participant will have the right to receive a payment based on performance through a date determined by the Committee prior to the change in control (unless such performance cannot be determined, in which case the participant will have the right to receive a payment equal to the target amount payable), and (iii) in the case of outstanding restricted stock and/or stock units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award will immediately lapse.

Adoption and Termination of Plan

The 2014 Plan was originally effective on April 29, 2014. The 2014 Plan was previously amended and restated effective April 28, 2016. The 2014 Plan, as further amended and restated as described herein, was approved by the Board of Directors of the Company on February 9, 2021, and will become effective when it is approved by the Company’s shareholders at the Meeting. The 2014 Plan will remain available for the grant of awards until April 28, 2026 provided, however, that incentive stock options may not be granted under the 2014 Plan after February 9, 2026.

Federal income tax consequences

This general discussion of the U.S. federal income tax consequences of stock options and other awards that may be awarded under the 2014 Plan is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2014 Plan. Different tax rules may apply to specific participants and transactions under the 2014 Plan, particularly in jurisdictions outside the United States. In addition, this discussion does not address other federal or state tax issues that may be implicated by awards that may be granted under the 2014 Plan.

The grant of an option or SAR will create no U.S. federal income tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the Common Shares acquired minus the exercise price. Upon a disposition of Common Shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the Common Shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the Common Shares minus the exercise price. Otherwise, a participant’s disposition of Common Shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss. Other awards under the 2014 Plan, including non-qualified options and SARs, generally will result in ordinary income to the participant at the later of the time of delivery of cash, Common Shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, Common Shares, or other awards. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, SARs, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the Common Shares for the incentive stock option holding periods.

Section 162(m) of the Code generally limits the Company’s ability to obtain tax deductions for compensation (including under the 2014 Plan) in excess of $1.0 million in any taxable year paid to certain “covered employees”. Covered employees will generally include any executive officer whose compensation was required to be disclosed in the Company’s annual proxy statement for any fiscal year after 2016.

New Plan Benefits

Because awards under the 2014 Plan are discretionary, benefits or amounts that will hereinafter be received by or allocated to our Chief Executive Officer, our NEOs, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees who are not executive officers are not presently determinable. No awards that are contingent upon obtaining shareholder approval of the amendment and restatement of the 2014 Plan have been made under the 2014 Plan.

Please refer to the “2020 Grants of plan-based awards” table in this Proxy Statement for additional information about the awards granted to our NEOs during the fiscal year ended December 31, 2020.

28	Proposals to be voted on at the meeting

Existing Plan Benefits

The following table sets forth information with respect to equity awards granted in 2020 under the 2014 Plan:

Name and Position	Number of Common Shares Covered by Awards(1)

John Agwunobi, Chairman and Chief Executive Officer	110,686

John G. DeSimone, President	67,403

David Pezzullo, Chief Operating Officer	31,704

Alexander Amezquita, Chief Financial Officer	12,158

Alan L. Hoffman, Executive Vice President of Global Corporate Affairs	26,420

Michael O. Johnson, Former Chairman and Chief Executive Officer(2)	0

Shin-Shing Bosco Chiu, Chief Risk Officer(3)	17,172

All current executive officers as a group	312,569

All current non-employee directors as a group	23,849

All employees as a group (excluding current executive officers)	1,388,646

(1)	The Company only granted RSUs and PSUs in 2020. PSUs are included assuming the target level of performance.

(2)	Mr. Johnson stepped down as the Company’s Chief Executive Officer effective March 30, 2020, and the Chairman of the Board effective April 29, 2020.

(3)	Mr. Chiu served as the Company’s Chief Financial Officer until November 9, 2020, when he transitioned to a newly created position as the Company’s Chief Risk Officer.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2014 STOCK INCENTIVE PLAN.

Proposals to be voted on at the meeting	29

Proposal 4: Ratification of the appointment of independent registered public accounting firm

The audit committee has selected PricewaterhouseCoopers, or PwC, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Services provided to the Company and its subsidiaries by PwC in fiscal years 2020 and 2019 are described below under “Fees to independent registered public accounting firm for fiscal years 2020 and 2019”. Additional information regarding the audit committee is set forth in the “Audit committee report”.

The Articles do not require that our shareholders ratify the selection of PwC as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain PwC, but may, nonetheless, retain PwC as the Company’s independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its shareholders.

The Company has been advised that representatives of PwC will attend the Meeting by telephone or other means of remote access where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit committee report

The audit committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent registered public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and PwC. Management represented to the audit committee that the consolidated financial statements for fiscal year 2020 were prepared in accordance with U.S. generally accepted accounting principles.

The audit committee hereby reports as follows:

•	The audit committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2020 and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	The audit committee also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB and the SEC.

•	PwC also provided to the audit committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence, and the audit committee has discussed with PwC the accounting firm’s independence. The audit committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, which have been filed with the SEC. The audit committee also selected PwC to serve as our independent registered public accounting firm for the year ending December 31, 2021.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Alan LeFevre (Chairman)

Michael Montelongo

Margarita Paláu-Hernández

30	Proposals to be voted on at the meeting

Fees to independent registered public accounting firm for fiscal years 2020 and 2019

The following fees were for services provided by PwC:

	2020	2019

Audit fees(1)	$7,459,000	$7,007,000

Audit-related fees(2)	$120,000	$266,000

Tax fees(3)	$2,471,000	$1,124,000

Total	$10,050,000	$8,397,000

(1)	Audit fees for 2020 and 2019 consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2020 and December 31, 2019, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and comfort letters.

(2)	Audit-related fees consist of assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and which are not reported under “Audit fees”.

(3)	Tax fees were for tax compliance and tax guidance.

Pre-approval policy

The audit committee has adopted pre-approval policies and procedures for audit and non-audit services which the Company’s independent registered public accounting firm have historically provided. Pursuant to those policies and procedures, the Company’s independent registered public accounting firm cannot be engaged to provide the Company any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. All fees and services described in the table above were pre-approved pursuant to this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PwC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

Proposals to be voted on at the meeting	31

Part 4	Executive compensation

Compensation discussion and analysis

This section explains the Company’s 2020 executive compensation program as it relates to our named executive officers, or NEOs:

John Agwunobi	Chairman and Chief Executive Officer(1)

John G. DeSimone	President(2)

David Pezzullo	Chief Operating Officer

Alexander Amezquita	Chief Financial Officer(3)

Alan Hoffman	Executive Vice President, Global Corporate Affairs

Michael O. Johnson	Former Chairman and Chief Executive Officer(4)

Shin-Shing Bosco Chiu	Chief Risk Officer (Former Chief Financial Officer)(5)

(1)	Dr. Agwunobi became the Company’s Chief Executive Officer effective March 30, 2020, and the Chairman of the Board effective April 29, 2020. Prior to March 30, 2020, Dr. Agwunobi served as the Company’s Co-President and Chief Health and Nutrition Officer.

(2)	Effective March 30, 2020, Mr. DeSimone became the Company’s President. Prior to March 30, 2020, Mr. DeSimone served as the Company’s Co-President and Chief Strategic Officer.

(3)	Effective November 9, 2020, Mr. Amezquita became the Company’s Chief Financial Officer. Prior to November 9, 2020, Mr. Amezquita served as the Company’s Senior Vice President, Finance, Strategy and Investor Relations.

(4)	Mr. Johnson stepped down as the Company’s Chief Executive Officer effective March 30, 2020, and the Chairman of the Board effective April 29, 2020.

(5)	Mr. Chiu served as the Company’s Chief Financial Officer until November 9, 2020, when he transitioned to a newly created position as the Company’s Chief Risk Officer.

Executive summary of our compensation program

Financial performance for purposes of our annual incentive program

The Company’s financial performance is a material factor in determining the total compensation for our NEOs. As such, top-line growth stated in terms of Volume Points and profitability stated in terms of Operating Income are the performance metrics used for our annual incentive program with a weighting of 30% and 70%, respectively. These performance measures are more fully described in “Annual incentive awards — Targets and award determination” below.

The payouts under our annual incentive award program were above target based on the Company’s 2020 Volume Points and Operating Income.

COVID-19 Adjustments to Operating Income

Consistent with prior years, Operating Income was adjusted to exclude non-recurring expenses and revenues. Our 2020 Operating Income was adjusted to exclude the following non-recurring impacts: expenses relating to regulatory inquiries and legal accruals, China grant income, impact from changes in currency exchange rates, COVID-19 expenses that are not expected to recur once the effects have largely receded and our China growth program. Non-recurring COVID-19 expenses include temporary hazard pay to employees, personal protective equipment (PPE) provided to employees, penalties for non-performance of contracts, and lost deposits on event cancellations, the total of which adjustments to the 2020 Operating Income was approximately $21.2 million. Certain additional COVID-19 expenses incurred during 2020 were not excluded because the Company anticipates this will be a recurring expense, such as increased home delivery expenses.

32	Executive compensation

	Results for Bonus Purposes
	2017		2018		2019		2020		2020 Target

Volume Points (millions)	5,379		5,861		6,069		6,926		6,330

Operating Income ($, millions)	575.3	(1)	703.2	(2)	660.8	(3)	797.9	(4)	656.3

(1)	Operating Income for 2017 is adjusted to exclude impact of the Tax Cuts and Jobs Act, or the Tax Act, expenses relating to FTC Consent Order implementation, expenses relating to regulatory inquiries, expenses relating to challenges to the Company’s business model, China grant income, and impact from changes in currency exchange rates.

(2)	Operating Income for 2018 is adjusted to exclude the impact of expenses relating to regulatory inquiries, China grant income, devaluation of the Venezuelan currency, impact from changes in currency exchange rates, and our China growth program.

(3)	Operating Income for 2019 is adjusted to exclude expenses relating to regulatory inquiries and legal accruals, China grant income, Mexico VAT assessment, income related to finalization of insurance recoveries, impact from changes in currency exchange rates, and our China growth program.

(4)	Operating Income for 2020 is adjusted to exclude expenses relating to regulatory inquiries and legal accruals, China grant income, impact from changes in currency exchange rates, COVID-19 expenses and our China growth program. Operating Income for 2020 without any COVID-19 adjustments would be approximately $776.7 million.

The following table summarizes the 2020 annual incentive awards for the NEOs. All 2020 annual incentive awards to NEOs were based solely on the calculated results to target performance levels. For a more detailed discussion of our 2020 annual incentive awards for the NEOs, please refer to the discussion under “— Annual incentive awards & long-term incentive program — Annual incentive awards.”

NEO	Title	2020 Annual Incentive Award Amount

John Agwunobi	Chairman and Chief Executive Officer	$1,792,422

John G. DeSimone	President	$1,067,378

David Pezzullo	Chief Operating Officer	$847,500

Alexander Amezquita	Chief Financial Officer	$320,678

Alan Hoffman	Executive Vice President, Global Corporate Affairs	$761,370

Michael O. Johnson	Former Chairman and Chief Executive Officer	$0(1)

Shin-Shing Bosco Chiu	Chief Risk Officer (Former Chief Financial Officer)	$540,000

(1)	Mr. Johnson stepped down as Chief Executive Officer and his employment ceased with the Company effective March 30, 2020.

Strategic accomplishments

In addition to the financial performance discussed above, the Company achieved key strategic accomplishments in 2020 that provided significant support for the Company’s continued growth and success. These include:

•	enhancing our product access strategy to meet the increasing demand for global nutrition through a combination of home shipping, product access points and distribution facilities;

•	continuing to expand the global roll-out and member acceptance of daily consumption-based sales and marketing activities;

•	executing on China’s digital transformation to enable China’s independent service providers and sales representatives to better connect with their customers and preferred customers;
•	continuing to leverage the existing technology platform to help Herbalife Nutrition Members better scale their businesses;

•	launching new products to help Herbalife Nutrition Members sell more to existing customers and attract new customers;

•	continuing execution of our “build it better” program, resulting in continuous improvement efforts throughout the Company; and

•	increasing the number and effectiveness of our product access points and distribution facilities.

Executive compensation	33

Compensation program that aligns pay and performance

Our executive compensation program is designed to attract, motivate and encourage a long-term commitment from talented and high-performing executives to lead the Company’s global success selling nutrition products. Our program is further designed to advance our shareholders’ interests in a manner consistent with our Company value of “operating with integrity and transparency.” The compensation program places strong emphasis on long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that rewards executives with the ability to participate in our share price appreciation and to share equally in potential downside if key targets that drive shareholder value are not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are committed to operating our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which encourage our executives to achieve annual financial goals. The Committee has the responsibility for establishing, developing and implementing these programs while ensuring an appropriate level of risk-taking by the Company’s executives.

The direct compensation of our NEOs in 2020 consisted of base salary, annual cash incentives, and grants of equity in the form of performance share units, or PSUs, and time-vesting restricted share units, or RSUs. To create and reinforce a “pay for performance” philosophy and culture, and increase alignment with the expectations of investors in the Company, the annual cash incentives and equity components of compensation comprise the vast majority of the total compensation of our NEOs. In setting target compensation, the Committee annually reviews and assesses the total compensation opportunity for each NEO primarily against comparable executives within the list of comparator companies selected by the Committee to serve as a market benchmark, as well as reputable published compensation surveys from multi-service human resources consulting firms, along with other comparative factors such as scope and responsibilities of a given executive role. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable pay versus base salary increases with the ability of the executive to influence overall Company performance.

For 2020, the percentage of targeted direct compensation provided in the form of annual and long-term incentives tied to the Company’s performance was between 62% to 86% for our executive officers who were NEOs as of December 31, 2020. As reflected under the “2020 summary compensation table”, actual compensation paid provided in the form of such incentives was between 68% to 89% of total compensation for our executive officers who were NEOs as of December 31, 2020.

*	Compensation for Mr. Johnson, who stepped down as the Company’s Chief Executive Officer effective March 30, 2020, and Mr. Chiu, who was no longer the Company’s Chief Financial Officer effective November 9, 2020, are not included.

In 2020, grants to NEOs (other than Messrs. Johnson and Amezquita) pursuant to our long-term incentive program consisted of PSUs (~75% of equity value) and RSUs (~25% of equity value). With this allocation of equity awards, the Company’s executive compensation program retains its most effective feature, its direct emphasis on multi-year performance. This ensures that NEO pay is aligned with the Company’s sustained performance over several years, while also aligning the interests of NEOs with our shareholders through share ownership. The NEOs (other than Messrs. Johnson and Amezquita) each received PSUs and RSUs in February 2020 as part of their long-term incentive award granted in the ordinary course. Additionally, Dr. Agwunobi and Mr. DeSimone each received additional grants of PSUs and RSUs in March 2020 as part of their transitions to Chief Executive Officer and President, respectively. Mr. Amezquita received an additional grant of RSUs when he transitioned to the Chief Financial Officer role in November 2020.

34	Executive compensation

The use of PSUs accomplishes the following goals:

•	increase alignment of equity compensation with shareholder value;

•	reward management for accelerating the Company’s growth;

•	align executives with long-term interests of all stakeholders through share ownership (provided the PSUs are earned);

•	broaden performance focus and accountability of our NEOs; and

•	require sustained operating performance for PSUs to be earned.

Mr. Johnson, our former Chairman and Chief Executive Officer, did not receive an equity award in 2020 as he was not eligible to receive any awards of equity-based compensation pursuant to the terms of his then existing employment agreement. Mr. Amezquita, who became an NEO in November 2020 with his appointment to Chief Financial Officer, only received RSUs in 2020. In his former position as Senior Vice President, Finance, Strategy and Investor Relations, Mr. Amezquita was not eligible to receive PSUs. Upon his appointment to Chief Financial Officer in November 2020, in consideration that the first year of the three-year performance period of the PSUs granted in 2020 was nearly complete, Mr. Amezquita received an incremental grant in the form of RSUs.

Say on pay

At our 2020 annual general meeting, our shareholders demonstrated their strong support of our executive compensation program, with approximately 98% of votes cast in favor of the advisory “say on pay” vote proposal. We believe this vote reflects strong support for our executive compensation program structure, which focuses on optimizing (a) incentives and metrics that result in the greatest degree of alignment with all stakeholder interests, and (b) recruitment, engagement, motivation and retention of executives. Although no changes were made to our executive compensation program based on the 2020 say-on-pay vote, we continue to evaluate our program to find ways we can further align management incentives with the interests of our shareholders, our distributors and our employees, which we view to be essential to our long-term success.

Things we do	Things we don’t do

Our executive compensation program is simple in design, and follows guidelines that have repeatedly proven effective in creating a “pay for performance” culture and a keen focus on profitability, as well as retaining key executives. These guidelines include:

☑  tying the vast majority of the income opportunity available to our NEOs to long-term growth in stakeholder value;

☑  incorporating a performance measure or measures related to improving several metrics tied to creating stakeholder value to trigger the vesting of annual PSU equity awards for all NEOs;

☑  making annual incentive awards available only to the extent key financial performance goals ensuring profitable and efficient business growth are achieved;

☑  imposing caps on awards payable to each NEO under our annual incentive plan;

☑  the Committee retaining and regularly consulting with an independent compensation advisor;

☑  the Committee annually reviewing current public data regarding the Herbalife Nutrition Peer Group when compensation decisions are made;

☑  subjecting our Section 16 officers to compensation “clawbacks” in the event of a financial misstatement per the Company’s clawback policy; and

☑  encouraging our NEOs to hold Common Shares and/or vested equity awards with an aggregate value equal to five times base salary for our CEO, or two times base salary for our other NEOs, to align interests with the long-term interests of all stakeholders.

The Committee is committed to maintaining and adopting prevailing best practices with regard to executive compensation. As such, we DO NOT DO the following:

☒   we do not guarantee our executives any annual incentive award amounts — all annual bonuses require financial performance against annually established goals as established by the Committee;

☒   we do not re-price or back-date equity awards;

☒   we do not issue equity awards with below market exercise prices;

☒   we do not provide supplemental retirement benefits;

☒   we do not provide excise tax gross ups to our NEOs;

☒   we do not encourage excessive or imprudent risk-taking;

☒   we do not provide perquisites to executive officers that are not provided to other employees, other than the spousal travel reimbursement; and

☒   we do not permit employees to hedge, pledge, short sell or engage in derivative transactions of our Common Shares.

Executive compensation	35

Executive compensation program objectives

As a global nutrition business, we operate in an environment of challenging regulatory, economic and geopolitical uncertainty. We manufactured approximately 60% to 65% of our own inner nutrition products that were sold worldwide, and generated approximately 76% of our net sales outside the United States for the year ended December 31, 2020. Our continued success depends on the leadership of a highly-talented, adaptive and dedicated executive team. Our executive compensation program provides competitive rewards to our NEOs who contribute to our annual success in achieving growth in revenues and profitability, creating and growing a global network that provides customers with personalized nutrition solutions, as well as making strategic decisions that should lead to increasing returns to stakeholders over time.

The Committee believes that stakeholder interests are advanced when the Company assembles, motivates and rewards a high-performing management team. To promote this objective, the Committee developed its executive compensation program guided by a “pay for performance” organizing framework and the resulting underlying principles listed below:

Principle	Implication on HLF Program	Rationale

Attract and Retain Talented Executives. The program must attract and encourage a long-term commitment from talented executives necessary to lead our global nutrition business and advance stakeholders’ interests in a manner consistent with our company value of “operating with integrity and transparency”.

•  Strong emphasis on long-term incentives and shareholder value creation.

•  Performance considerations reflect the Company’s values and strategy and an appropriate balance of risk and reward reflective of stakeholder interests.

•  Focus on long-term performance and shareholder value helps mitigate risk and encourages growth.

•  Operating with integrity and transparency is a key corporate value that is central to how we conduct our business and is reflective of our focus on all stakeholders.

Competitive Pay Opportunities. Compensation opportunities must be competitive with the pay practices of companies that operate in global markets and enable us to attract and retain high-performing, highly-employable executive talent with similar executive skills and capabilities.

•  Peer group reflects the market in which we reasonably compete for executive talent.

•  We reference both proxy-sourced market data from our peer group as well as general industry survey data from nationally recognized compensation surveys.

•  The Committee’s independent advisor provides the Committee with the 25th, 50th and 75th percentiles of market data to understand the scope of the market, with target compensation for top executives positioned relative to market references based on a variety of factors, including individual performance, internal equity, succession planning and business strategy.

•  Overall, our executives are within a competitive range of market, with appropriate variance based on incumbent-specific characteristics.

•  The Company recruits high-performing executives with known track records in competitive, complex and global businesses.

•  To attract the talent the Company needs to lead its business, compensation opportunities must be attractive relative to similar opportunities at our peers.

36	Executive compensation

Principle	Implication on HLF Program	Rationale

Focus on Performance-Based Incentives. A majority of total compensation is at-risk and tied to achievement of annual financial and non-financial performance goals and improvement in long-term stakeholder value.

•  The vast majority (approximately 75%) of long-term incentives awarded in 2020 to our executives were performance-based and approximately one quarter (25%) were time-vesting equity (other than Mr. Johnson, who was not eligible to receive any awards of equity-based compensation pursuant to the terms of his then existing employment agreement, and Mr. Amezquita, who transitioned to the Chief Financial Officer role in November 2020 and received only RSUs).

•  Value of PSUs align with sustained long-term shareholder value and vesting requires achievement of performance goals that support our business.

•  Annual and long-term incentive plans use growth objectives and profit objectives. These plans are forward-looking and backward-looking, to ensure a comprehensive set of metrics are used to consider overall performance of the Company and our executive team.

Pay for Superior Performance. Incentive compensation must provide superior pay for superior performance that meets or exceeds the expectations of our shareholders.

•  Superior performance expectations are built into performance targets and ranges of our incentive plans such that when incentive targets are met, the Company is exceeding peer financial performance and meeting shareholder expectations.

•  Our incentive plans are calibrated to deliver above-median compensation for meeting superior performance targets, and, in the case of PSUs, deriving value through increased shareholder value.

• The only way for our executives to earn above-target compensation is by exceeding financial and non-financial goals.

Balanced Incentives to Promote Sustainable Value-Creation. Incentive compensation should reflect a balanced time horizon between annual and long-term performance in order to promote sustainable growth in the value of the enterprise.

•  Annual incentive is paid in cash, based on achievement of annual financial performance targets.

•  PSUs awarded in 2020 are earned based on achievement of the following two metrics over a performance period from January 1, 2020 to December 31, 2022: Local Currency Net Sales and Adjusted EBIT.

•  A mix of cash and equity compensation is a competitive practice.

•  Paying a mix of cash and equity based on a “portfolio” of equity vehicles and performance metrics also helps balance risk within the pay program.

Alignment of Executives’ and Long-Term Shareholders’ Interests. Long-term incentives should be provided in Company equity, where allowed by local law, to encourage executives to plan and act with the perspective of shareholders and with the Company’s vision, mission and values in mind, and be rewarded for the successful implementation of our growth strategies.

•  In 2020, long-term incentive awards granted to NEOs (other than Messrs. Johnson and Amezquita, as described above) consisted of 75% PSUs and 25% RSUs.

•  The Company has competitive stock ownership guidelines.

•  PSUs and RSUs align executive rewards with the Company’s sustained long-term performance and shareholder value creation.

•  Encouraging equity ownership further aligns executives with sustained performance and shareholder value.

Executive compensation	37

Purpose of compensation elements

The compensation and benefits program for our NEOs consists of and is designed to achieve the following:

Direct pay component	Purpose
Base salary	Provide a competitive foundation for total compensation to each executive in consideration of job scope and responsibilities, demonstrated sustained performance, capabilities and experience.
Annual cash incentives	Reward NEOs for the achievement of challenging annual financial targets that drive growth in shareholder value.
Long-term equity-based incentives (PSUs and RSUs)

Provide incentives for NEOs to develop strategic plans, and make tactical decisions that will enhance stakeholder value, reward NEOs with participation in the creation of sustained long-term shareholder value and encourage successful NEOs to remain with the Company.

Indirect pay (benefits)
Retirement benefits	Encourage NEOs to build retirement resources by providing a match on deferred compensation in the Company’s 401(k) plan and Senior Executive Deferred Compensation Plan.
Life insurance benefits	Provide a competitive benefit in the event of death of an executive.
Severance benefits

Enable each NEO to focus his full time and attention on meeting the financial and operating objectives set by the Committee without fear of the financial consequences of an unexpected termination of employment.

Change in control benefits	Enable NEOs to focus on shareholder interests when considering strategic alternatives.

Establishing CEO compensation

The Chair of the Committee, with input from the independent compensation advisor, recommends the CEO’s compensation to the Committee in an executive session not attended by the CEO. Once a recommendation has been established by the Committee, the CEO’s compensation is reviewed with, and approved by, the independent members of the Board in an executive session.

Role of executive officers in executive compensation decisions

The CEO reviews compensation data gathered from a group of peer companies approved by the Committee and described under the subsection “— Peer Group”, or the Herbalife Nutrition Peer Group, and, along with general industry compensation surveys, considers each executive officer’s performance and scope of responsibility, and makes a recommendation to the Committee on changes to base salary, annual incentive awards and equity awards for each executive officer other than himself. The CEO participates in Committee meetings at the Committee’s request to provide relevant background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its independent compensation advisor and the knowledge and experience of Committee members in making compensation decisions.

38	Executive compensation

Base salaries

Base salaries for our NEOs are intended to reflect the scope of their responsibilities, performance, skills and experience as compared with relevant and comparable market talent. When establishing base salaries for NEOs, the Committee considers market data and positions target pay for the NEOs based on a number of factors, including experience and tenure of the executive, scope of responsibilities, business performance and individual performance.

The Committee generally reviews base salaries of our NEOs in February of each year. In its annual review of the base salaries for our NEOs in February 2020, the Committee determined to have the base salaries of our NEOs remain generally unchanged. Messrs. Amezquita and Hoffman were not deemed to be NEOs at the time of such review, and each received 3% merit increases as described below at such time. The chart below shows the 2019 and 2020 base salaries for each NEO, and the rationale for any salary changes in 2020.

NEO	2019 Salary(1)	2020 Salary(1)		Rationale for 2020 Change

John Agwunobi	$619,000	$900,000	(2)	➢ Promotion to Chief Executive Officer

John G. DeSimone	$619,000	$695,000	(2)	➢ Promotion to President

David Pezzullo	$565,000	$565,000

Alexander Amezquita	$375,000	$400,000	(3)(4)	➢ 3% merit increase, and subsequent promotion to Chief Financial Officer

Alan Hoffman	$619,000	$637,570	(3)	➢ 3% merit increase

Shin-Shing Bosco Chiu	$450,000	$450,000

(1)	Base salaries as of December 31, 2019 and December 31, 2020, as applicable.

(2)	As previously announced, effective March 30, 2020, Dr. Agwunobi received a base salary increase from $619,000 to $900,000, in connection with his promotion to the Company’s Chief Executive Officer, and Mr. DeSimone received a base salary increase from $619,000 to $695,000, in connection with his promotion to the Company’s President.

(3)	The Committee approved a 3% increase in February 2020 for Messrs. Hoffman and Amezquita, neither of whom were NEOs at the time. Accordingly, Messrs. Hoffman and Amezquita received base salary increases from $619,000 to $637,570 and from $375,000 to $386,250, respectively.

(4)	Effective November 9, 2020, Mr. Amezquita’s base salary increased from $386,250 to $400,000 in connection with his promotion to Chief Financial Officer.

Annual incentive awards & long-term incentive program

Annual incentive awards

Our annual cash incentive plan is designed to motivate and reward the achievement of annual financial targets that create value for our stakeholders. The Committee establishes financial performance targets and goals for our annual incentive plan each year, taking into consideration that such targets and goals align with and support the Company’s business strategy, recognize current business conditions, align with the current year financial budget, align with Wall Street analysts and public investor expectations and require performance that is competitive with those of the Herbalife Nutrition Peer Group. The criteria used for 2020 consisted of targeted Volume Points, serving as a proxy for sales, and targeted Operating Income, subject to adjustments as discussed below, which ensures our executives make decisions that improve our profitability.

Incentive bonus awards are subject to approval by the Committee, and continuous employment through the date such bonus award payment is made. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may provide for payment of any incentive bonus award to a terminated employee, which award shall be paid at the time incentive bonus awards are paid to active employees.

Target incentives for our executives are set by the Committee depending on the employee’s position, scope of responsibilities, ability to influence Company results, and competitive pay practices among the Herbalife Nutrition Peer Group.

Executive compensation	39

The chart below summarizes the 2020 annual incentive plan performance measures and weightings for our NEOs.

Weight in determining annual incentive

Volume Points	Operating Income

30%	70%

Targets and award determination

Annual financial performance targets are aligned to what we believe to be the expectations of our investors and what we believe is achievable at the time of the annual budget review process. The annual budget review typically occurs in February of each year. Budget figures are built from the “bottom up” based on input from operating regions regarding trends in their respective markets, including the general economic environment, sale and consumption of our products, sales leader activity and retention, and the degree of risk in achieving forecasted revenue and expense levels. In 2020, given the uncertainties surrounding COVID-19, including the potential magnitude and impact of what was then viewed as a viral outbreak, the potential government responses to the outbreak and the resulting market disruptions, the annual budget review for the 2020 performance period did not take into account the potential impact of the coronavirus and related market disruptions. The annual budget review for 2020 was revisited on at least a quarterly basis to determine what changes, if any, needed to be made as a result of the impacts from COVID-19 on the Company’s business and operations. Several potential areas to reduce costs were identified in the event the Company suffered significant revenue loss for prolonged periods as a result of COVID-19, none of which measures were taken given the Company’s strong performance in 2020, as discussed under “Strategic Accomplishments” above.

For purposes of our annual incentive plan, the performance measures are defined as follows:

•	Volume Points are point values assigned to each of our products for use by the Company to determine an independent member’s sales achievement level. We assign a Volume Point value to a product when it is first introduced into a market and that value is unaffected by subsequent exchange rate and price changes. The specific number of Volume Points assigned to a product, generally consistent across all markets, is based on a Volume Point to suggested retail price ratio for similar products in the market. Volume Points, which are unaffected by exchange rates or price changes, are used by management as a proxy for sales trends because in general, excluding the impact of price changes, an increase in Volume Points in a particular geographic region or country indicates an increase in our local currency net sales while a decrease in Volume Points in a particular geographic region or country typically indicates a decrease in our local currency net sales. Management evaluates each year our current approach to assigning and maintaining Volume Point value for certain products or markets in order to better align qualification thresholds across markets. Any changes to this approach may have an impact on the use of Volume Points as a proxy for sales trends in future periods.

•	Operating Income is the Company’s net sales less expenses, including royalty payments, costs of sales and general operating expenses adjusted for certain items, including without limitation currency fluctuations, which the Committee believes are not reflective of management’s performance and which are typically made public on a quarterly basis.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our NEOs to deliver financial results, with the appropriate level of risk-taking, against performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value. Our NEOs have the opportunity to earn annual incentive awards provided that the Company achieves aggressive growth targets in Volume Points and Operating Income.

Because we assign a Volume Point value to a product when it is first introduced into a market, which value is unaffected by subsequent exchange rate and price changes, we believe that Volume Points exhibit the most accurate available measure of organic growth or decline in the local demand for our products.

Motivating Operating Income growth ensures that Volume Point growth is achieved in a cost-effective manner and that cost efficiencies and productivity enhancements are pursued throughout the Company.

40	Executive compensation

The following table shows the performance targets set by the Committee with respect to 2020 and the Company’s performance relative to those targets.

2020 Annual incentive plan performance targets

Target	2020 Target	2020 Results		2020 Results as a % of target

Volume Points (millions)	6,330	6,926		109.4%

Operating income (millions)	$656.3	$797.9	(1)	121.6%

(1)	Operating Income presented as adjusted, as discussed below. Operating Income without any COVID-19 expense adjustments would be approximately $776.7 million, which exceeds the maximum payout threshold at approximately $708.9 million.

Annual incentive awards for 2020 are payable to our NEOs only if and to the extent Volume Points or Operating Income meet and exceed 95% of the applicable performance target. Targets are set at budget during the annual budget process, and modified, if necessary, at the first Board meeting of the performance period. For 2020 annual incentive plan performance purposes, our Operating Income was calculated consistent with our adjusted EPS presentations and earnings guidance provided to the investment community, adjusting for:

•	expenses related to regulatory inquiries and legal accruals; and
•	COVID-19 expenses. As described above, the Company’s 2020 Operating Income without any COVID-19 expense adjustments would be $776.7 million, which exceeds the maximum payout threshold for 2020 Operating Income at approximately $708.9 million.

Our Operating Income was further adjusted, consistent with prior years, to include the following for bonus purposes:

•	loss from changes in currency exchange rates;

•	China grant income, and

•	China growth program.

For 2020, bonuses were awarded for results at or above 95% of the applicable target (with payouts capped at performance levels at/above 108% of the applicable target). Should 95% of the applicable financial target not be achieved, there is no bonus funding or payouts to the NEOs for that metric. To align with our sales-oriented culture and our desire to continuously strive for incremental performance improvements throughout the year, beginning with performance of 95% of target, potential payouts increase in “steps” for each performance hurdle shown below (i.e., payouts are not interpolated for performance outcomes between two levels). The Committee determined the maximum percentage of 108% encourages the Company’s high performance culture. This bonus scale is designed to encourage realistic target-setting and prudent risk-taking while simultaneously creating consequences for not meeting target and capping the potential payout in order to avoid excessive incentive awards as compared to performance. Our 2020 annual incentive performance (and corresponding payout) levels were established as follows:

2020 Annual incentive plan leverage

Performance Hurdles (% of Target) — Volume Points and Operating Income
		Threshold				Target				Maximum
	Below 95%	95%	96.25%	97.5%	98.75%	100%	102%	104%	106%	108%
Payout (% of Target)	0%	50%	62.5%	75%	87.5%	100%	125%	150%	175%	200%

Executive compensation	41

The following tables detail the Company’s performance for each metric under the Annual Incentive Plan, as well as the resulting payout for each of our NEOs.

2020 Actual bonus payout detail

2020 Actual Results

Metric	Weighting	Target Performance	Actual Performance	Actual Results (% of Target)
Volume Points (in millions)	30%	6,330	6,926	109.4%
Operating Income ($ in millions)	70%	$656.3	$797.9	121.6%
Aggregate	100%

2020 Payouts

	Bonus Eligible Base Salary(1)	Target Bonus		Actual Bonus
NEO		(% of Salary)(2)	$	$	(% of Target)(1)(2)

John Agwunobi	$831,669	107.76%	$896,207	$1,792,422	200%

John G. DeSimone	$676,519	78.89%	$533,706	$1,067,378	200%

David Pezzullo	$565,000	75%	$423,750	$847,500	200%

Alexander Amezquita	$386,366	41.5%	$160,342	$320,678	200%

Alan Hoffman	$634,475	60%	$380,685	$761,370	200%

Shin-Shing Bosco Chiu	$450,000	60%	$270,000	$540,000	200%

(1)	Calculated using prorated salaries for Dr. Agwunobi and Messrs. DeSimone, Amezquita and Hoffman due to salary changes during the year, as further outlined under “Base Salaries” above.

(2)	Calculated using prorated percentages for Dr. Agwunobi and Messrs. DeSimone and Amezquita. In 2020, prior to March 30, 2020, Dr. Agwunobi’s and Mr. DeSimone’s annual target bonus opportunities were each 75%. Effective March 30, 2020, Dr. Agwunobi’s and Mr. DeSimone’s annual target bonus opportunities were increased to 115% and 80%, respectively. Prior to November 9, 2020, Mr. Amezquita’s annual target bonus opportunity was 40%, and effective November 9, 2020, increased to 50%.

Long-term incentive awards

Each year, the Committee determines the form of equity grant. For 2020, the Committee maintained the equity mix and the performance measures applicable to long-term incentive awards to be comprised of 75% PSUs and 25% RSUs for our NEOs (other than Messrs. Johnson and Amezquita), as described above under “Compensation program that aligns pay and performance”.

Additional details of the 2020 equity awards made to our NEOs can be found below and in the tabular disclosure below under “— 2020 Grants of plan-based awards.”

2020 Long-term incentive awards — annual grant program

NEO	PSU grant value(1)	Total PSUs awarded(2)	RSU grant value	Total RSUs awarded
John Agwunobi	$2,625,000	83,015	$875,000	27,761
John G. DeSimone	$1,687,500	50,553	$562,500	16,850
David Pezzullo	$900,000	23,778	$300,000	7,926
Alexander Amezquita	—	—	$500,000	12,158
Alan Hoffman	$750,000	19,815	$250,000	6,605
Shin-Shing Bosco Chiu	$487,500	12,879	$162,500	4,293

(1)	The Committee approved the awards in February 2020. At the time of grant, the performance targets were tied to the Company’s Long-Range Forecast, which was not determined until June 2020 due to the uncertainties surrounding COVID-19. The amounts in this table reflect the fair value of the awards at the time the Committee approved the grants, and the amounts set forth in the 2020 Summary Compensation Table reflect the fair value at the time the Long-Range Forecast was determined.

(2)	Total PSUs are listed at target level of performance.

42	Executive compensation

Performance share units

In 2020, the Committee utilized PSUs as part of the Company’s long-term incentive program. All such PSUs awarded in 2020 will vest on December 31, 2022, subject to the Company’s achievement of the performance targets set by the Committee as measured over the three-year performance period beginning on January 1, 2020 and ending on December 31, 2022, subject further to continued Company service. The number of PSUs that will become earned and vested will be determined based on the Company’s performance against the financial and operating performance targets. These targets correspond to the Company’s long-range forecast, or the Long-Range Forecast. As such, the minimum number of PSUs that may become earned is zero. The maximum number of PSUs that may become earned and vested is 200% of the target PSU award granted to the participant.

To better align the long-term incentives of the executives with the long-term interests of all stakeholders, beginning with the PSU grants in 2020, the Committee adjusted the performance metrics of PSUs to focus on three-year Local Currency Net Sales and Adjusted Earnings Before Interest or Tax, eliminating the use of Adjusted EPS as a third performance metric This decision was made to: (i) simplify the long-term incentive program to enhance line-of-sight, (ii) align with peer practices, as all use two or fewer metrics in their long-term incentive plan, and (iii) reduce the duplicative measurement on profitability, so that the annual incentive plan measures Operating Income and the long-term incentive plan measures Adjusted EBIT. The number of PSUs that will become earned upon vesting is based on achievement of performance targets for Local Currency Net Sales and Adjusted EBIT. Each of these metrics makes up one-half of the PSU award granted to the NEOs, and are defined as follows:

•	Local Currency Net Sales is the Company’s total reported net sales, adjusted in the same manner that the Company adjusts for public presentations and annual bonus purposes, including but not limited to adjustments for changes attributable to mergers, acquisitions, and divestitures not assumed in the Long-Range Forecast, and adjusted to reflect currency rates assumed in the Long-Range Forecast.

•	Adjusted EBIT is the Company’s earnings before interest or tax, adjusted in the same manner that the Company makes adjustments for public presentations and annual bonus purposes, including but not limited to adjustments to eliminate the impact of changes in currency exchange rates; tax settlement cost or accruals (non-income tax) relating to tax contingencies for tax matters related to periods prior to the beginning of the applicable performance period; long-term asset impairment charges; inventory reserves related to defective raw materials and finished goods obtained from third parties; expenses related to attacks on the Company’s business model, regulatory inquiries and regulatory settlements; litigation costs and settlements not budgeted for in the Long-Range Forecast; China grant income; impact from business acquisitions and dispositions; impact from new accounting pronouncements adopted; and one-time costs related to internal restructuring transactions.

We believe that the grant of PSUs increases the alignment of equity compensation with shareholder value and reward our NEOs for accelerating the Company’s growth. Further, if PSUs are earned, the NEOs will be aligned with shareholders through share ownership. PSUs comprised 75% of the Company’s 2020 long-term incentive program for our NEOs (other than Messrs. Johnson and Amezquita, as described above).

Restricted stock units

The Committee incorporated RSUs as a component of long-term equity compensation to the executive officers in order to align the Company’s compensation program with general market practices and align executives with shareholders through share ownership. RSUs awarded to our NEOs in fiscal year 2020 will vest, subject to continued employment, in three annual installments: 20% on the first and second anniversaries of the grant date and 60% on the third anniversary of the grant date. RSUs comprised 25% of the Company’s 2020 long-term incentive program for our NEOs (other than Messrs. Johnson and Amezquita, as described above).

Equity award grant policy

It is the Company’s policy to make annual equity grants to all eligible employees during an “open trading window”, which typically begins the second trading day following our release of quarterly financial results. We also follow a quarterly grant approval process where awards are authorized for newly-hired employees and to newly promoted executives other than our executive officers. All equity awards made to our NEOs and other executives are made pursuant to this equity grant policy, which was approved by the Committee.

We encourage all Section 16 officers to utilize a Rule 10b5-1 trading plan when exercising or selling any of the Company’s equity.

Hedging

Because hedging transactions often result in the establishment of a short position in company securities and limit or eliminate an employee’s ability to profit from an increase in value of a company’s securities, Company policy prohibits all employees, including Section 16 Officers, and all members of the Board from entering into hedging transactions with respect to the Company’s Common Shares.

Executive compensation	43

Pledging

Company policy prohibits executives and directors from pledging their Common Shares as collateral for a loan or for any other purpose.

Clawback policy

The Board has adopted a policy that enables it to clawback both cash and equity incentive compensation earned by our Section 16 Officers, and such other executives as determined by the Board. Specifically, in the event of a material restatement of the Company’s financial results, the Board may, among other things, recoup all or part of any compensation paid to an executive that was based upon the achievement of financial results that were subsequently restated. The 2014 Stock Incentive Plan provides that all awards made thereunder are subject to the Company’s clawback policies.

Benefits and perquisites

The Company’s U.S.-based employees, including the NEOs, participate in a variety of savings, health and welfare and paid time-off benefits typically provided by competitors for the services of the Company’s employees. Health and welfare and paid time-off benefits help ensure that the Company has a healthy, productive and focused workforce.

In addition, in fiscal year 2020, our NEOs were eligible to participate in the following executive benefits and perquisites:

•	Retirement Benefits — Our NEOs participate in our tax-qualified 401(k) Plan and our Senior Executive Deferred Compensation Plan described in more detail under “— Non-Qualified Deferred Compensation Plans.” We maintain these plans for the purposes of providing a competitive benefit, allowing NEOs an opportunity to defer compensation to encourage our NEOs to save for retirement. The 401(k) plan provides an employer match on the first 1% of employee deferral at 100%. On the next 5% of employee deferral, the employer match is 50%. The annual maximum employee deferral is $19,500 plus an additional $6,500 if over the age of 50. Employer matching contributions vest 100% after two years of service.

•	Employee Stock Purchase Plan — Our NEOs are eligible to participate in our broad-based Employee Stock Purchase Plan, or ESPP. The ESPP generally allows all U.S.-based employees and officers to purchase Common Shares through payroll deductions of up to 10% of their annual, eligible compensation up to a maximum of $25,000 per year. The price of Common Shares purchased under the ESPP is equal to 85% of the fair market value of the Common Shares on the specified purchase date. We maintain the ESPP for the purpose of providing eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company’s success by purchasing Common Shares through payroll deductions.
•	Life Insurance — We provide basic life insurance coverage of 200% of base salary up to a maximum of $1,500,000 to our executives and up to $1,000,000 to all other eligible employees. This is a fully insured benefit. Employees are taxed on their imputed income from this benefit on coverage exceeding $50,000.

The Company does not provide perquisites to executive officers that are not provided to other employees, other than the spousal travel reimbursement, which we provide to support important business objectives. Building strong relations with Herbalife Nutrition Members is critical to our business. We host worldwide Member events to continue to strengthen our relations with Herbalife Nutrition Members and encourage our senior executives to invite their spouses or partners, as the case may be, to attend certain international Member events to help foster and build relationships with Herbalife Nutrition Members and their spouses or partners. Beginning August 2018, we reimburse senior executives for authorized travel expenses of an accompanying spouse or partner to Member events, including any related tax impact, in support of the Company’s business. There was no such reimbursement made for fiscal year 2020.

Employment and severance agreements

The Company entered into employment agreements with Dr. Agwunobi and Mr. DeSimone, both of which became effective March 30, 2020.

Pursuant to the employment agreement with John Agwunobi, Dr. Agwunobi became the Company’s Chief Executive Officer effective March 30, 2020. Starting on that date, Dr. Agwunobi was entitled to a base salary of $900,000, eligibility for an annual bonus targeted at 115% of base salary, and participation in the Company’s long-term incentive plan, with the size, form, and timing of grants, if any, subject to the approval of the Board’s Compensation Committee. Under that agreement, Dr. Agwunobi received equity incentive awards for 2020 having an aggregate grant date fair value equal to $3,500,000, of which 75% were granted in the form of performance-based stock units (with performance criteria previously approved by the Compensation Committee) and 25% were granted in the form of time-based stock units. Additionally, Dr. Agwunobi will continue to participate in the Herbalife International of America, Inc. Executive Officer Severance Plan, or the Severance Plan, in accordance with the terms and conditions thereof.

Pursuant to the employment agreement with John DeSimone, Mr. DeSimone became President of the Company effective March 30, 2020. Starting on that date, Mr. DeSimone was entitled to a base salary of $695,000, eligibility for an annual bonus targeted at 80% of base salary, and participation in the Company’s long-term incentive plan, with the size, form, and timing of grants, if any, subject to the approval of the Board’s Compensation

44	Executive compensation

Committee. Under that agreement, Mr. DeSimone received equity incentive awards for 2020 having an aggregate grant date fair value equal to $2,250,000, of which 75% were granted in the form of performance-based stock units (with performance criteria previously approved by the Compensation Committee) and 25% were granted in the form of time-based stock units. Additionally, from such date, Mr. DeSimone participated in the Severance Plan in accordance with the terms and conditions thereof, and the severance agreement the Company previously entered into with Mr. DeSimone had no further force or effect after March 30, 2020.

Further, Messrs. Pezzullo, Amezquita, Hoffman and Chiu participate in the Severance Plan, which was approved by the Committee on October 31, 2016 and made effective as of November 1, 2016.

The Company previously entered into an employment agreement with Mr. Johnson, our former Chairman and Chief Executive Officer. Such letter agreement was entered into in 2019, superseded all prior employment agreements with Mr. Johnson, and established the terms and conditions for the employment relationship the former executive had with the Company, effective June 17, 2019, until Mr. Johnson stepped down as the Company’s Chief Executive Officer, effective March 30, 2020. Pursuant to the letter agreement with Mr. Johnson, Mr. Johnson received an annual base salary of $1,236,000 and was eligible for an annual bonus targeted at 150% of base salary. Mr. Johnson was not eligible to receive any awards of equity-based or long-term incentive compensation, but remained eligible to participate in the health and welfare plans made available to Herbalife International of America’s employees generally. Additionally, Mr. Johnson was not eligible to receive any severance payment or any additional consideration in the event his employment was terminated for any reason, with or without notice.

As a result of these agreements, each of the NEOs who are still with the Company is eligible for certain benefits and payments if his employment terminates for various reasons or as a result of a change in control of the Company, as applicable. The Company has provided these benefits to these NEOs to allow them to focus on the value of strategic alternatives to shareholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control. Separation benefits include cash payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated executive to find another job. Separation benefits are intended to ease the consequences to the executive of an unexpected termination of employment. The Company requires a general release with non-compete and non-solicitation provisions in connection with the individual separation agreements.

We consider it likely that it will take more time for higher-level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Additional payments may be approved by the Committee in some circumstances as a result of negotiation with executives, especially where the Company desires particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms.

These severance arrangements specifically detail various provisions for benefits and cash payments in the event of a separation. Generally, these agreements provide for certain benefits upon death, disability, resignation by the executive with good reason or termination by the Company without cause. They also provide for the acceleration of unvested equity awards in connection with a change in control.

The equity compensation awards granted to the NEOs contain change in control and termination provisions. In general, these arrangements provide for benefits upon a termination of such executive’s employment in connection with a change in control. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change in control of the Company. Based on a competitive analysis of the severance and change in control arrangements maintained by the corporations in the Herbalife Nutrition Peer Group, the Committee believes that these benefits are customary among the Herbalife Nutrition Peer Group for executives in similar positions. Please refer to the discussion under “— Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our severance and change in control arrangements.

Compensation advisor

The Committee retained Meridian Compensation Partners LLC through 2020 to assist in evaluating our executive compensation programs and in setting executive officer compensation.

During its period of engagement in 2020, Meridian regularly participated in Committee meetings and advised the Committee with respect to compensation trends and best practices, plan design, competitive pay levels, CEO long-term performance equity grants, individual pay decisions with respect to our NEOs and other executive officers, and proxy statement and other disclosures. While Meridian regularly consulted with management in performing work requested by the Committee, Meridian did not perform any separate services for management.

The Committee has determined that Meridian is independent and that its work with the Committee during fiscal year 2020 did not raise any conflict of interest.

Executive compensation	45

Peer group

Our level of compensation for our NEOs was compared to compensation paid by the Herbalife Nutrition Peer Group. The criteria used to identify the Herbalife Nutrition Peer Group were: (1) principal operations in the U.S. with an international presence — we operate in 95 markets around the world in a highly regulated business where approximately 76% of our net sales for the year ended December 31, 2020, were generated outside of the United States; (2) financial scope — our management talent should be similar to that of companies of a similar size in terms of revenues and market capitalization; (3) industry — we compete for talent with other companies in consumer product related industries; and (4) common “peer of peers” — we examined companies that are most frequently considered peers by Herbalife Nutrition’s peers. Annually, the Committee reviews the peer group and updates the group as appropriate.

With respect to pay decisions regarding 2020 NEO compensation, the industry peer group was comprised of the sixteen (16) companies listed below. All of the peer companies were within the range of approximately 50% and 200% of Herbalife’s trailing twelve-month revenues at the time the peer group was established in July 2019. The peer group median revenue of $5.4 billion and median market capitalization of $7.8 billion, in each case at the time the Herbalife Nutrition Peer Group was established, were comparable to those of Herbalife Nutrition. During this period, the Herbalife Nutrition Peer Group consisted of the following:

Company	Industry	Revenue (last twelve months)* ($ millions)		Market capitalization* ($ millions)
Avon Products Inc.	Personal Products	$—	(1)	$—	(1)
Campbell Soup Co	Packaged Foods and Meats	$8,848		$14,647
Church & Dwight Inc.	Household Products	$4,896		$21,672
The Clorox Company	Household Products	$7,524		$25,452
Conagra Brands, Inc.	Packaged Foods and Meats	$11,517		$17,714
Coty Inc.	Personal Products	$4,163		$5,377
Edgewell Personal Care Co	Personal Products	$1,947		$1,885
Hain Celestial Group Inc.	Packaged Foods and Meats	$2,092		$4,041
International Flavors & Fragrances	Specialty Chemicals	$5,084		$11,639
The J.M. Smucker Company	Packaged Foods and Meats	$8,070		$13,189
McCormick & Co, Inc.	Packaged Foods and Meats	$5,601		$25,508
Nu Skin Enterprises Inc.	Personal Products	$2,582		$2,788
Post Holdings Inc.	Packaged Foods and Meats	$5,700		$6,655
Spectrum Brands Holdings, Inc.	Household Products	$3,964		$3,403
TreeHouse Foods, Inc.	Packaged Foods and Meats	$4,350		$2,401
Tupperware Brands Corp	Housewares and Specialties	$1,740		$1,593
Herbalife Nutrition Ltd.	Personal Products	$5,542		$5,844
Percentile Rank		63%		45%

*	As of December 31, 2020.

(1)	Avon Products was acquired by Natura & Co in January 2020.

46	Executive compensation

After reviewing the peer group in July 2020, Avon Products Inc. was removed from the Herbalife Nutrition Peer Group due to acquisition. For 2021 pay decisions, the Herbalife Nutrition Peer Group will consist of the following:

Company	Industry	Revenue (last twelve months)* ($ millions)	Market capitalization* ($ millions)
Campbell Soup Co	Packaged Foods and Meats	$8,848	$14,647
Church & Dwight Inc.	Household Products	$4,896	$21,672
The Clorox Company	Household Products	$7,524	$25,452
Conagra Brands, Inc.	Packaged Foods and Meats	$11,517	$17,714
Coty Inc.	Personal Products	$4,163	$5,377
Edgewell Personal Care Co	Personal Products	$1,947	$1,885
Hain Celestial Group Inc.	Packaged Foods and Meats	$2,092	$4,041
International Flavors & Fragrances	Specialty Chemicals	$5,084	$11,639
The J.M. Smucker Company	Packaged Foods and Meats	$8,070	$13,189
McCormick & Co, Inc.	Packaged Foods and Meats	$5,601	$25,508
Nu Skin Enterprises Inc.	Personal Products	$2,582	$2,788
Post Holdings Inc.	Packaged Foods and Meats	$5,700	$6,655
Spectrum Brands Holdings, Inc.	Household Products	$3,964	$3,403
TreeHouse Foods, Inc.	Packaged Foods and Meats	$4,350	$2,401
Tupperware Brands Corp	Housewares and Specialties	$1,740	$1,593
Herbalife Nutrition Ltd.	Personal Products	$5,542	$5,844
Percentile Rank		63%	45%

*	As of December 31, 2020.

Tax implications

Section 162(m) of the Code

The Committee takes into account the tax and accounting implications (including with respect to the expected lack of deductibility under Section 162(m) of the Internal Revenue Code) when making compensation decisions, but reserves its right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the Company and its shareholders to do so. Further, interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the control of the Committee, may affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible in the future.

Compensation Committee report

The Compensation Committee of the Board of Directors is currently composed of three independent directors. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2021 Annual General Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Maria Otero (Chairperson)

Richard Carmona

Margarita Paláu-Hernández

Executive compensation	47

Executive officers of the registrant

NEO	Age	Position with the company	Officer since
Dr. John Agwunobi	56	Chairman and Chief Executive Officer	2018
John DeSimone	54	President	2009
David Pezzullo	55	Chief Operating Officer	2014
Alexander Amezquita	47	Chief Financial Officer	2017
Alan Hoffman	54	Executive Vice President, Global Corporate Affairs	2014
Robert Levy	62	Executive Vice President, Worldwide Distributor Affairs and Latin America	2004
Henry Wang	51	Executive Vice President, General Counsel and Corporate Secretary	2018
Edi Hienrich	59	Senior Vice President and Managing Director, EMEA and India	2009
Thomas Harms	59	Senior Vice President and Managing Director, China and APAC	2017

Set forth below is a brief description as of the date hereof regarding the business experience of all executive officers other than Dr. Agwunobi, who is also a director and whose business experience is set forth under “— Proposals to be voted on at the meeting – Proposal 1: The election of directors”.

Mr. DeSimone is the President of the Company and has held this position since March 2020. Mr. DeSimone previously served as the Company’s Co-President and Chief Strategic Officer from May 2018 until March 2020. From January 2010 until May 2018, Mr. DeSimone served as the Company’s Chief Financial Officer. Mr. DeSimone joined the Company in November 2007 as Senior Vice President, Corporate Financial Planning and Analysis and was promoted to the position of Senior Vice President, Finance & Distributor Operations in January 2009. Mr. DeSimone received his Bachelor of Science in Business Administration from Bryant College (now known as Bryant University).

Mr. Pezzullo is the Chief Operating Officer of the Company and has held this position since August 2017. Mr. Pezzullo was the Company’s Executive Vice President, Worldwide Operations from February 2012 until August 2017, and was the Company’s Senior Vice President, Global Manufacturing from August 2010 until February 2012. Mr. Pezzullo joined the Company in August 2004 as the Senior Vice President of Finance and Chief Accounting Officer. Mr. Pezzullo received his Bachelor of Science in Business Administration from Bryant College (now known as Bryant University).

Mr. Amezquita is the Chief Financial Officer of the Company and has held this position since November 2020. Mr. Amezquita previously served as the Company’s Senior Vice President, Finance, Strategy and Investor Relations from November 2018 to November 2020. From October 2017 to November 2018, Mr. Amezquita was the Senior Vice President, Finance and Strategic Planning. Prior to joining the Company in October 2017,

Mr. Amezquita was Senior Vice President at Moelis and Company from August 2012 to October 2017. Mr. Amezquita holds an MBA in finance from the Wharton School at the University of Pennsylvania, and a Master and Bachelor of Science degree in electrical and computer engineering from Carnegie Mellon University.

Mr. Hoffman is the Executive Vice President, Global Corporate Affairs of the Company and has held this position since August 2014. Prior to joining the Company, Mr. Hoffman served as the Senior Vice President for Global Public Policy at PepsiCo. Before joining PepsiCo, Mr. Hoffman served as Deputy Chief of Staff to the Vice President of the United States, Joe Biden, and Deputy Assistant to the President of the United States, Barack Obama. Mr. Hoffman previously served in a variety of government positions, including Chief of Staff to Senator Joe Biden. Mr. Hoffman holds a Juris Doctorate and Masters of Public Administration from the University of Southern California in Los Angeles and a Bachelor of Arts degree from Lafayette College in Easton, Pennsylvania.

Mr. Levy is the Executive Vice President of Worldwide Distributor Affairs and Latin America of the Company and has held this position since December 2019. From May 2018 until December 2019, Mr. Levy was the Executive Vice President of the Americas and Worldwide Distributor Affairs, from August 2017 to May 2018, the Executive Vice President of the Americas, and from December 2013 to August 2017, the Executive Vice President of APAC, China, EMEA and Worldwide Sales and Marketing. Prior to such roles, Mr. Levy held progressive roles and responsibilities at the Company over various operations, sales and distributor-facing functions around the globe, having joined the Company in November 1994. Mr. Levy holds a Bachelor of Arts degree in economics from Boston University.

Mr. Wang is Executive Vice President, General Counsel and Corporate Secretary of the Company. He has been the Executive Vice President, General Counsel since May 2018

48	Executive compensation

and the Corporate Secretary since February 2019. Mr. Wang was Senior Vice President, Deputy General Counsel and Chief Compliance Officer from August 2016 until May 2018. Mr. Wang joined the Company in December 2013 as Senior Vice President, Associate General Counsel, from the law firm of Lee, Tran, Liang and Wang LLP. Prior to that, he was a partner at Manatt, Phelps & Philips LLP, and Reed Smith LLP. Mr. Wang holds a bachelor’s degree from University of California, Berkeley and a Juris Doctor from Tulane University Law School.

Mr. Hienrich is the Company’s Senior Vice President and Managing Director for EMEA region and India. He has been Senior Vice President and Managing Director for EMEA since July 2009, and for India since January 2016. Prior to such roles, Mr. Hienrich held progressive roles and responsibilities at the Company over various operations functions around the globe, having joined the Company in

November 1989. Mr. Hienrich holds a Bachelor of Arts degree in economics and a Master of Business Administration.

Mr. Harms is the Company’s Senior Vice President and Managing Director, China and APAC and has held this position since August 2017. From September 2016 to August 2017, Mr. Harms was the Vice President of Special Initiatives, and from August 2014 to September 2016, the Vice President of Sales and Marketing, Business Development and Member Services – EMEA. Prior to such roles, Mr. Harms held progressive roles and responsibilities over various operations, marketing and distributor-facing functions around the globe, having joined the Company in May 2001. Mr. Harms holds a Master of International Management from the Thunderbird School of Global Management and a Bachelor of Science from University of Redlands.

2020 Summary compensation table

The following table sets forth the total compensation for the fiscal years ended December 31, 2020, 2019 and 2018, of the Company’s Chief Executive Officer, Chief Financial Officer, Former Chief Executive Officer, Former Chief Financial Officer, and each of the three other most highly compensated executive officers*:

Name and principal position	Year	Salary ($)	Stock Awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)

Dr. John Agwunobi	2020	824,346	4,589,062	—	1,792,422	29,512	(3)	7,235,342

Chairman and Chief	2019	600,923	1,279,989	—	322,246	21,662		2,224,820

Executive Officer	2018	506,589	1,279,829	—	576,841	18,537		2,381,796

John G. DeSimone	2020	674,539	2,824,202	—	1,067,378	24,269	(4)	4,590,388

President	2019	619,000	1,279,989	—	330,778	46,001		2,275,768

	2018	619,000	1,279,829	—	858,863	72,487		2,830,179

David Pezzullo	2020	565,000	1,363,827	—	847,500	20,435	(5)	2,796,762

Chief Operating Officer	2019	565,000	1,199,947	—	301,922	44,063		2,110,932

	2018	551,850	1,199,915	—	765,691	45,161		2,562,617

Alexander Amezquita*	2020	385,673	499,957	—	320,678	10,635	(6)	1,216,943

Chief Financial Officer	—	—	—	—	—	—		—

	—	—	—	—	—	—		—

Alan Hoffman*	2020	633,999	1,136,522	—	761,370	22,850	(7)	2,554,741

Executive Vice President,	—	—	—	—	—	—		—

Global Corporate Affairs	—	—	—	—	—	—		—

Michael Johnson	2020	337,523	—	—	—	54,794	(8)	392,317

Former Chairman and	2019	873,692	134,988	—	844,795	229,483		2,082,958

Chief Executive Officer	2018	436,346	134,987	—	658,296	16,711		1,246,340

Shin-Shing Bosco Chiu	2020	450,000	738,697	—	540,000	16,410	(9)	1,745,107

Chief Risk Officer (Former	2019	446,154	649,985	—	190,923	16,245		1,303,307

Chief Financial Officer)	2018	409,198	649,839	—	409,599	15,123		1,483,759

*	Mr. Amezquita was an NEO for the first time in fiscal year 2020. Mr. Hoffman has previously been an NEO prior to 2018, but was not an NEO in 2018 nor 2019. Accordingly, only information relating to their fiscal year 2020 compensation is included in the compensation tables and related discussions of NEO compensation.

Executive compensation	49

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying valuation of equity awards. For the 2020 PSU grants, the grant date fair values of such awards, assuming performance at the maximum level would be $7,428,182 for Dr. Agwunobi, $4,523,482 for Mr. DeSimone, $2,127,655 for Mr. Pezzullo, $1,773,046 for Mr. Hoffman and $1,152,413 for Mr. Chiu. Messrs. Amezquita and Johnson did not receive 2020 PSU grants.

(2)	Incentive plan amounts determined as more specifically discussed under “— Compensation discussion and analysis — Annual incentive awards & long-term incentive program — Targets and award determination.”

(3)	Amounts disclosed in this column for Dr. Agwunobi include: (i) $18,877 in deferred compensation which represents the Company’s matching contribution earned in 2020 but credited to Dr. Agwunobi’s account in 2021; (ii) $660 in Company-paid premiums for executive life insurance; and (iii) $9,975 in Company paid 401(k) matching contributions.

(4)	Amounts disclosed in this column for Mr. DeSimone include: (i) $13,634 in deferred compensation which represents the Company’s matching contribution earned in 2020 but credited to Mr. DeSimone’s account in 2021; (ii) $660 in Company-paid premiums for executive life insurance; and (iii) $9,975 in Company-paid 401(k) matching contributions.

(5)	Amounts disclosed in this column for Mr. Pezzullo include: (i) $9,800 in deferred compensation which represents the Company’s matching contribution earned in 2020 but credited to Mr. Pezzullo’s account in 2021; (ii) $660 in Company-paid premiums for executive life insurance; and (iii) $9,975 in Company-paid 401(k) matching contributions.

(6)	Amounts disclosed in this column for Mr. Amezquita include: (i) $660 in Company-paid premiums for executive life insurance; and (ii) $9,975 in Company paid 401(k) matching contributions.

(7)	Amounts disclosed in this column for Mr. Hoffman include: (i) $12,215 in deferred compensation which represents the Company’s matching contribution earned in 2020 but credited to Mr. Hoffman’s account in 2021; (ii) $660 in Company-paid premiums for executive life insurance; and (iii) $9,975 in Company paid 401(k) matching contributions.

(8)	Amounts disclosed in this column for Mr. Johnson include: (i) $275 in Company-paid premiums for executive life insurance; (ii) $5,494 in Company-paid 401(k) matching contributions; and (iii) $49,025 attributable to personal use of private aircraft.

(9)	Amounts disclosed in this column for Mr. Chiu include: (i) $5,775 in deferred compensation which represents the Company’s matching contribution earned in 2020 but credited to Mr. Chiu’s account in 2021; (ii) $660 in Company-paid premiums for executive life insurance; and (iii) $9,975 in Company paid 401(k) matching contributions.

2020 Grants of plan-based awards

The following table sets forth all grants of plan-based awards made to the NEOs during the fiscal year ended December 31, 2020. For further discussion regarding the grants see “— Compensation discussion and analysis — Annual incentive awards and long-term incentive awards — Long-term incentive awards”.

NEO	Grant Date(1)	Estimated future payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards(1)			All other stock awards: number of shares or stock units (#)	Exercise of base price of SAR Awards ($/share)	Grant date fair value of Stock Awards(2) ($)
		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)

John Agwunobi		896,207	(3)	1,792,422	(3)

	02/20/2020					21,135	33,817	59,180	—	—	1,454,724

	03/30/2020					48,043	76,869	134,521	—	—	3,134,337

John G. DeSimone		533,706	(4)	1,067,378	(4)

	02/20/2020					21,135	33,817	59,180	—	—	1,454,724

	03/30/2020					20,991	33,586	58,776	—	—	1,369,477

David Pezzullo		423,750		847,500

	02/20/2020					19,815	31,704	55,482	—	—	1,363,827

Alexander Amezquita		160,342	(5)	320,678	(5)

	02/20/2020					6,076	6,076	6,076	—	—	229,977

	11/09/2020					6,082	6,082	6,082	—	—	269,980

Alan Hoffman		380,685	(6)	761,370	(6)

	02/20/2020					16,512	26,420	46,235	—	—	1,136,522

Michael Johnson(7)	—	—		—		—	—	—	—	—	—

Shin-Shing Bosco Chiu		270,000		540,000

	02/20/2020					10,732	17,172	30,051	—	—	738,696

50	Executive compensation

(1)	All equity grants to NEOs made in February 2020 were approved by the Committee in February 2020. The equity grants to Messrs. Agwunobi and DeSimone in March 2020 were approved in February 2020, and made in accordance with the terms of their respective employment agreements that became effective March 30, 2020 as part of their promotion on such date to Chief Executive Officer and President, respectively. The equity grant to Mr. Amezquita in November 2020 was approved by the Committee in November 2020. All equity grants reflected in this table were made under the 2014 Plan.

(2)	For the 2020 PSU grants, the grant date fair value above was calculated assuming performance at the target level.

(3)	Estimated future payouts for Dr. Agwunobi are based upon a prorated bonus eligible salary of $831,669.

(4)	Estimated future payouts for Mr. DeSimone are based upon a prorated bonus eligible salary of $676,519.

(5)	Estimated future payouts for Mr. Amezquita are based upon a prorated bonus eligible salary of $386,366.

(6)	Estimated future payouts for Mr. Hoffman are based upon a prorated bonus eligible salary of $634,475.

(7)	Mr. Johnson stepped down as the Company’s Chief Executive Officer effective March 30, 2020.

Narrative disclosure to summary compensation table and grants of plan-based awards

Equity Awards. In fiscal year 2020, we granted each of our NEOs long-term performance-based compensation in the form of PSUs and RSUs (other than Mr. Johnson, who was not eligible to receive any awards of equity-based compensation pursuant to the terms of his then existing employment agreement, and Mr. Amezquita, who only received RSUs). The number of PSUs granted was calculated by dividing 75% of the total equity award value by the closing price of our stock on the date of grant. All equity awards shown in this table were granted under the 2014 Plan. PSUs awarded to our NEOs in fiscal year 2020 will vest, subject to continued employment, on December 31, 2022, and subject further to the achievement of the performance targets set by the Committee as measured over the performance period beginning on January 1, 2020 and ending on December 31, 2022 as determined by the Committee. Such targets were established based on the Long-Range Forecast. The number of PSUs that will become earned and vested will be determined based on the Company’s performance against the performance targets. As such, the minimum number of PSUs that may become earned and vested is 0%. The maximum number of PSUs that may become earned and vested is 200% of the PSU award granted to the participant. The final number of PSUs earned will be based on the assessment of three-year performance against pre-determined goals for Local Currency Net Sales and Adjusted EBIT as further discussed in the “Long-Term Incentive Awards” section. RSUs awarded to our NEOs in fiscal year 2020 will vest, subject to continued employment, in three annual installments: 20% on the first and second anniversaries of the grant date and 60% on the third anniversary of the grant date. The circumstances pursuant to which PSUs and RSUs have accelerated vesting are described below in the section entitled “— Potential Payments Upon Termination or Change in Control”.

Non-Equity Incentive Plan Compensation Awards. These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our NEOs as annual incentive bonuses for fiscal year 2020. Target bonus amounts assume achievement of the objective goals at the target amounts. Maximum bonus amounts assume achievement of the objective goals at the maximum for a payout of 200% of target. The NEOs received actual bonuses for fiscal year 2020 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table.

Executive compensation	51

Outstanding equity awards at 2020 fiscal year-end

The following table sets forth equity awards of the NEOs outstanding as of December 31, 2020.

NEO	Grant Date	Option/Stock Appreciation Right Awards					Stock Unit Awards
		Number of securities underlying unexercised options/SARs (#) exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options/SARs (#)	Exercise Price ($)	Expiration date		Equity incentive plan awards: number of unearned stock units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
John Agwunobi	02/29/2016	55,324		27.375	02/28/2026	(1)
	02/27/2017	21,186		28.595	02/27/2027	(1)
	02/26/2018						38,018	(2)	$1,826,765
	02/26/2018						4,449	(3)	$213,774
	02/21/2019						17,103	(4)	$821,799
	02/21/2019						4,561	(3)	$219,156
	02/20/2020						25,363	(5)	$1,218,692
	02/20/2020						8,454	(3)	$406,215
	03/30/2020						57,652	(5)	$2,770,179
	03/30/2020						19,217	(3)	$923,377
John G. DeSimone	05/09/2016	116,560		31.255	05/09/2026	(1)
	02/27/2017	122,528		28.595	02/27/2027	(1)
	02/26/2018						38,018	(2)	$1,826,765
	02/26/2018						4,449	(3)	$213,774
	02/21/2019						17,103	(4)	$821,799
	02/21/2019						4,561	(3)	$219,156
	02/20/2020						25,363	(5)	$1,218,692
	02/20/2020						8,454	(3)	$406,215
	03/30/2020						25,190	(5)	$1,210,380
	03/30/2020						8,396	(3)	$403,428
David Pezzullo	05/18/2011	20,764		26.645	05/18/2021	(1)
	03/01/2012	6,816		33.85	03/01/2022	(1)
	12/19/2013	29,508		39.79	12/19/2023	(1)
	05/09/2016	43,668		31.255	05/09/2026	(1)
	02/27/2017	45,902		28.595	02/27/2027	(1)
	02/26/2018						35,642	(2)	$1,712,598
	02/26/2018						4,172	(3)	$200,465
	02/21/2019						16,034	(4)	$770,434
	02/21/2019						4,276	(3)	$205,462
	02/20/2020						23,778	(5)	$1,142,533
	02/20/2020						7,926	(3)	$ 380,844
Alexander Amezquita	02/26/2018						3,198	(3)	$153,664
	02/21/2019						3,278	(3)	$157,508
	02/20/2020						6,076	(3)	$291,952
	11/09/2020						6,082	(3)	$292,240
Alan Hoffman	03/02/2015	26,504		15.22	03/02/2025	(1)
	05/09/2016	26,200		31.255	05/09/2026	(1)
	02/27/2017	36,722		28.595	02/27/2027	(1)
	02/26/2018						19,304	(2)	$927,557
	02/26/2018						2,259	(3)	$108,545
	02/21/2019						8,685	(4)	$417,314
	02/21/2019						2,316	(3)	$111,284
	02/20/2020						19,815	(5)	$952,111
	02/20/2020						6,605	(3)	$317,370
Michael Johnson(6)	—	—	—	—	—		—		—
Shin-Shing Bosco Chiu	12/19/2013	24,212		39.79	12/19/2023	(1)
	05/07/2015	42,500		23.90	05/07/2025	(1)
	05/09/2016	15,450		31.255	05/09/2026	(1)
	02/27/2017	16,242		28.595	02/27/2027	(1)
	02/26/2018						19,304	(2)	$927,557
	02/26/2018						2,259	(3)	$108,545
	02/21/2019						8,685	(4)	$417,314
	02/21/2019						2,316	(3)	$111,284
	02/20/2020						12,879	(5)	$618,836
	02/20/2020						4,293	(3)	$206,279

52	Executive compensation

(1)	These SARs were fully vested as of December 31, 2020.

(2)	Subject to continued employment, these PSUs vest 100% on December 31, 2020 provided that the applicable performance criteria are met. Reflects the number of PSUs that were actually received or acquired in February 2021 following certification of the performance thresholds by the Compensation Committee once metrics results were available.

(3)	Subject to continued employment, these RSUs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date.

(4)	Subject to continued employment, these PSUs vest 100% on December 31, 2021 provided that the applicable performance criteria are met. The number of PSUs reflected assumes a target level of performance.

(5)	Subject to continued employment, these PSUs vest 100% on December 31, 2022 provided that the applicable performance criteria are met. The number of PSUs reflected assumes a target level of performance.

(6)	Mr. Johnson stepped down as the Company’s Chief Executive Officer effective March 30, 2020, and as a member of the Board effective April 29, 2020.

2020 Option exercises and stock vested

The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options/SARs and the vesting of stock awards of the NEOs during the fiscal year ended December 31, 2020.

NEO	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John Agwunobi	—	—	2,623	$92,032
John G. DeSimone	—	—	2,623	$92,032
David Pezzullo	—	—	18,289(1)	$760,337
Alexander Amezquita	—	—	9,093	$415,653
Alan Hoffman	—	—	1,332	$46,736
Michael Johnson	815,122	$5,660,078	2,689	$82,956

Shin-Shing Bosco Chiu	—	—	1,332	$46,736

(1)	Number includes PSUs that vested as of December 31, 2019 but were not received or acquired until February 2020 following certification of the performance thresholds by the Compensation Committee once the metrics results were available.

2020 Non-qualified deferred compensation table

The following table sets forth all non-qualified deferred compensation of the NEOs for the fiscal year ended December 31, 2020 pursuant to the Herbalife International of America, Inc. Senior Executive Deferred Compensation Plan, effective January 1, 1996, as amended and restated, or the Senior Executive Plan.

NEO	Executive contributions in last FY ($)	Company contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distribution ($)	Aggregate balance at last FYE ($)(2)
Dr. John Agwunobi	182,570	18,877	126,718	—	654,723
John G. DeSimone	35,064	13,634	117,977	—	665,943
David Pezzullo	53,661	9,800	88,821	—	1,347,732
Alexander Amezquita	—	—	—	—	—
Alan Hoffman	23,048	12,215	44,951	(38,920)	185,084
Michael Johnson(3)	13,501	—	40,733	(1,917,349)	—
Shin-Shing Bosco Chiu	18,692	5,775	20,018	—	631,397

Executive compensation	53

(1)	Amounts reported as compensation in “All Other Compensation” in the “2020 Summary Compensation Table”. Each amount represents contributions earned in 2020 but credited to the NEO’s account in 2021 and thus not part of the “Aggregate balance at last FYE”.

(2)	Amounts include the following, which have been included in the Summary Compensation Table of the Company’s previously filed proxy statements: $303,010 for Dr. Agwunobi for the reported years 2018 to 2019; $348,313 for Mr. DeSimone for the reported years 2010 to 2019; $109,144 for Mr. Pezzullo for the reported year 2017 to 2019; $22,828 for Alan Hoffman for the reported year 2016; and $44,643 for Mr. Chiu for the reported years 2018 to 2019.

(3)	Mr. Johnson stepped down as the Company’s Chief Executive Officer effective March 30, 2020.

Non-qualified deferred compensation plans.    We maintain the Senior Executive Plan, which covers all eligible employees at the rank of Senior Vice President and higher.

The Senior Executive Plan is unfunded and benefits are paid from the Company’s general assets, except that the Company has contributed amounts to a “rabbi trust” which assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Senior Executive Plan allows eligible employees, who are selected by the administrative committee that manages and administers the plan, or the Deferred Compensation Committee, to elect annually to defer up to 75% of their annual base salary and up to 100% of their annual bonus for each calendar year, or the Annual Deferral Amount. We make matching contributions on behalf of each participant in the Senior Executive Plan, which matching contributions are 100% vested at all times.

Effective January 1, 2013, the matching contribution under the Senior Executive Plan was changed to 3.5% of a participant’s annual base salary in excess of the qualified plan annual compensation limit and the amount by which deferrals reduce 401(k) eligible pay below the IRS limit.

Each participant in the Senior Executive Plan may determine how his or her Annual Deferral Amount and matching contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Senior Executive Plan, however, does not require us to actually acquire or hold any investment fund or other assets to fund the Senior Executive Plan. The entire interest of each participant in the Senior Executive Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a “Scheduled In-Service Withdrawal” equal to the Annual Deferral Amount and the matching contributions, if any, attributable thereto plus earnings, and shall be payable two or more years after the end of the plan year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Senior Executive Plan was amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Senior Executive Plan prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

Potential payments upon termination or change in control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2020 based upon the closing price of a Common Share on the NYSE on December 31, 2020 of $48.05, given the NEOs’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the column labeled “Aggregate Balance at Last FYE” in the “2020 Non-Qualified Deferred Compensation” table.

On October 31, 2016, the Committee approved the Severance Plan. As of December 31, 2020, Dr. Agwunobi and Messrs. DeSimone, Pezzullo, Amezquita, Hoffman and Chiu were participants in the Severance Plan. Mr. Johnson was not a participant of the Severance Plan prior to his separation from the Company in March 2020. Our other executive officers are eligible to participate in the Severance Plan, subject to being designated to participate by the Committee. The participation in the Severance Plan are described in more detail below. In addition, the Company has also entered into award agreements governing the equity-based compensation awards (including RSUs and PSUs) granted to each of the NEOs.

Dr. John Agwunobi, John DeSimone, David Pezzullo, Alexander Amezquita, Alan Hoffman and Shin-Shing Bosco Chiu

Under the Severance Plan, in the event Dr. Agwunobi’s and Messrs. DeSimone, Pezzullo, Amezquita, Hoffman and Chiu’s respective employments are terminated by Herbalife International of America, Inc. without “Cause” (as defined in the Severance Plan), other than in connection with their death or disability, or by Dr. Agwunobi or

54	Executive compensation

Messrs. DeSimone, Pezzullo, Amezquita, Hoffman and Chiu for “Good Reason” (as defined in the Severance Plan), Dr. Agwunobi would be entitled to a lump sum severance payment equal to 2.0x his annualized base salary, and Messrs. DeSimone, Pezzullo, Amezquita, Hoffman and Chiu would each be entitled to a lump sum severance payment equal to 1.0x their annualized base salary. Such lump sum amount as of December 31, 2020 would be equal to (i) $1,800,000 for Dr. Agwunobi, reduced to 1.5x after five years of participation in the Severance Plan, and (ii) $695,000 for Mr. DeSimone, $565,000 for Mr. Pezzullo, $400,000 for Mr. Amezquita, $637,570 for Mr. Hoffman, and $450,000 for Mr. Chiu, in each case reduced to 0.5x after five years of participation in the Severance Plan. Additionally, each of Dr. Agwunobi and Messrs. DeSimone, Pezzullo, Amezquita, Hoffman and Chiu would be entitled in such case to a payment of a pro-rata annual cash bonus payment for the fiscal year in which the date of termination occurs (based on the actual performance of Herbalife International of America, Inc. over the entire year and the number of days worked by each of Dr. Agwunobi and Messrs. DeSimone, Pezzullo, Amezquita, Hoffman and Chiu in such year), payable at the same time as bonuses are paid to executives generally for such year. Payment of the severance payment is subject to and conditioned upon the execution of a general release in favor of the Company and additional requirements set forth in the Severance Plan.

Pursuant to each of Dr. Agwunobi’s and Messrs. DeSimone, Pezzullo, Amezquita, Hoffman and Chiu’s stock appreciation rights and RSU award agreements, as applicable, the Committee has the discretion to accelerate the vesting of stock appreciation rights and RSUs upon a Change in Control, as such term is defined in the 2014 Plan. If Dr. Agwunobi’s or Messrs. DeSimone, Pezzullo, Amezquita, Hoffman and Chiu’s respective employments are terminated prior to the vesting of his stock appreciation rights and RSUs, such unvested stock appreciation rights and RSUs will be forfeited.

Pursuant to each of Dr. Agwunobi’s and Messrs. DeSimone, Pezzullo, Hoffman and Chiu’s PSU award agreements, upon a Change in Control, as defined in the 2014 Plan, each will have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control, unless such performance cannot be determined, in which case each will have the right to receive a payment equal to the target amount payable. If Dr. Agwunobi’s and Messrs. DeSimone, Pezzullo, Hoffman and Chiu’s respective employments are terminated prior to the vesting of his PSUs, such unvested PSUs will be forfeited.

Michael Johnson

Pursuant to the terms of his employment agreement, Mr. Johnson’s employment could have been terminated at any time for any reason, with or without notice. In the event that Mr. Johnson’s employment was terminated, Mr. Johnson was not entitled to any payment of severance pay or any additional consideration upon such termination.

Definitions

A “Change of Control” for purposes of the summary of the 2014 Plan means the occurrence of any one of the following (i) an acquisition (other than directly from the Company after advance approval by a majority of the directors comprising the Board of Directors as of the effective date of the 2014 Plan, or the incumbent board) of Common Shares or other voting securities of the Company by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person in connection with a transaction described in clause (iii) of this definition, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities; (ii) members of the incumbent board cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall, for purposes of the 2014 Plan, be considered as a member of the incumbent board; or (iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company).

For the purposes of the award agreements governing the NEOs’ PSUs and RSUs, a “Change in Control” shall have the same meaning as set forth in the paragraph immediately stated above.

Executive compensation	55

For the purposes of the Severance Plan, the following terms have the following definitions:

•	The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) failure to perform substantially all of his or her duties, (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its affiliates; (iv) willful misconduct or negligence resulting in a material economic harm to the Company or any of its affiliates; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (viii) willful disloyalty to the Company or any of its affiliates; (ix) violation, as determined by the Board based on opinion of its counsel, of any securities or employment laws or regulations; (x) use of a controlled substance without a prescription or the use of alcohol which impairs his or her ability to carry out his or her duties and responsibilities; or (xi) material violation of the Company’s policies and procedures or any breach of any agreement between the Company and him or her.

•	The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material reduction in the executive’s annual base salary unless such reduction is part of an across-the-board reduction in executive officer base salaries approved by the Company’s Chief Executive Officer; (ii) a material diminution in the executive’s authority, duties and responsibilities from those either previously in effect or, if applicable, as defined in an employment agreement between the executive and the Company (serving in a similar functional role (e.g., financial, legal) following a corporate transaction shall not in and of itself be deemed a material diminution); or (iii) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from the executive’s residence than it was before; provided, however, that Good Reason shall not exist unless the executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

56	Executive compensation

The table below sets forth the estimated value of the potential payments to each of our NEOs, assuming the executive’s employment had terminated on December 31, 2020 and/or that a change in control of the Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

NEO	Termination without cause or with good reason not in connection with a change in control ($)	Termination without cause or with good reason in connection with a change in control ($)	Change in control (without termination)(1) ($)	Death or Disability ($)
Dr. John Agwunobi
Severance(2)	1,800,000	1,800,000	—	—
Bonus(3)	1,792,422	1,792,422	—	1,792,422
Equity acceleration(4)	—	7,642,112	7,642,112	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,500,000
John G. DeSimone
Severance(2)	695,000	695,000	—	—
Bonus(3)	1,067,378	1,067,378	—	1,067,378
Equity acceleration(4)	—	4,493,444	4,493,444	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,390,000
David Pezzullo
Severance(2)	565,000	565,000	—	—
Bonus(3)	847,500	847,500	—	847,500
Equity acceleration(4)	—	2,514,841	2,514,841	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,130,000
Alexander Amezquita
Severance(2)	400,000	400,000	—	—
Bonus(3)	320,678	320,678	—	320,678
Equity acceleration(4)	—	895,364	895,364
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	800,000
Alan Hoffman
Severance(2)	637,570	637,570	—	—
Bonus(3)	761,370	761,370	—	761,370
Equity acceleration(4)	—	1,906,624	1,906,624	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,275,140
Shin-Shing Bosco Chiu
Severance(2)	450,000	450,000	—	—
Bonus(3)	540,000	540,000	—	540,000
Equity acceleration(4)	—	2,005,030	2,005,030	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	900,000

(1)	With respect to RSUs held by Dr. Agwunobi and Messrs. DeSimone, Pezzullo, Amezquita, Hoffman and Chiu, the reported amounts assume the Committee exercised its discretion to accelerate the awards.

(2)	Based on base salary as of December 31, 2020.

Executive compensation	57

(3)	Represents bonus amounts earned in 2020, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “2020 Summary Compensation Table.” Per the terms of the Severance Plan, as described in this section, upon a termination of his employment by the Company without Cause (other than due to death or disability) or by him for Good Reason each of Dr. Agwunobi and Messrs. DeSimone, Pezzullo, Amezquita, Hoffman and Chiu are entitled to a pro rata bonus for the year in which the termination occurs based on the Company’s actual results for the entire year.

(4)	Amounts with respect to accelerated vesting of stock awards were based on the closing price of a Common Share on the NYSE on December 31, 2020 of $48.05.

Pay ratio disclosure

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer.

For purposes of determining the required ratio, in order to better reflect our employee compensation practices, annual total compensation for our median employee and for our CEO includes the dollar value of non-discriminatory medical, dental and vision benefits and employer contributions for disability insurance coverage and our employee assistance program, which are not required to be reported as compensation for our CEO in the 2020 Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2020 was $38,001.

Effective March 30, 2020, Mr. Johnson stepped down as the Company’s Chief Executive Officer and Dr. Agwunobi became the Company’s Chief Executive Officer. Dr. Agwunobi had a total compensation in 2020 of $7,246,299. As a result, we estimate that Dr. Agwunobi’s 2020 compensation is approximately 191 times that of our median employee.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The reported pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. For these purposes, we identified the median compensated employee using base salary and bonus paid from October 1, 2019 through September 30, 2020, which we annualized for any employee who did not work for the entire year. We identified our employee population as of October 1, 2020 based on our Human Resources records.

58	Executive compensation

Part 5	Security ownership of certain beneficial owners and management

Beneficial ownership

The following table sets forth the beneficial ownership of Common Shares as of March 2, 2021, the Record Date, of (1) each director, (2) each of the named executive officers, (3) all directors and executive officers as a group and (4) each person or entity known to the Company to beneficially own more than five percent (5%) of outstanding Common Shares. The Common Shares are the Company’s only class of voting securities that are issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to Common Shares. Except as otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law. Common Shares subject to stock options, warrants and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of March 2, 2021 are considered outstanding and beneficially owned by the person holding the security for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of beneficial owner	Amount and nature of beneficial ownership	Percentage ownership(1)

Directors

Dr. Richard Carmona(2)	15,116	*

Kevin Jones(3)	0	*

Sophie L’Helias(3)	0	*

Alan LeFevre(2)	12,486	*

Juan Miguel Mendoza(2)	8,486	*

Michael Montelongo(2)	20,674	*

Donal Mulligan(3)	0	*

Maria Otero(2)	23,149	*

Margarita Paláu-Hernández(2)	8,486	*

John Tartol(2)	305,886	*

Named executive officers

Dr. John Agwunobi(4)	62,472	*

John G. DeSimone(5)	180,370	*

David Pezzullo(6)	153,009	*

Alexander Amezquita	12,925	*

Alan Hoffman(7)	68,154	*

Michael O. Johnson (8)	2,319,977	2.15%

Shin-Shing Bosco Chiu(9)	38,739	*

All directors and executive officers as a group (19) persons)(10)	1,622,317	1.49%

Greater than 5% beneficial owners

Capital Research Global Investors(11)	18,404,295	17.02%

Carl C. Icahn(12)	8,018,886	7.41%

The Vanguard Group(13)	10,060,102	9.30%

Renaissance Technologies LLC(14)	10,846,364	10.03%

HBL Swiss Services GmbH(15)	10,025,020	9.27%	(16)

Security ownership of certain beneficial owners and management	59

*	Less than 1% security ownership by certain beneficial owners and management.

(1)	Applicable percentage is based upon 108,149,716 Common Shares issued and outstanding as of March 2, 2021, which pursuant to Instruction 1 to Item 403 of Regulation S-K, excludes 10,025,020 Common Shares held by HBL Swiss Services GmbH, an indirect wholly-owned subsidiary of the Company, which are considered to be outstanding under Cayman Islands law and carry voting and other share rights related to ownership of our Common Shares.

(2)	Includes 3,407 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 2, 2021.

(3)	Directors appointed to the Board on February 26, 2021.

(4)	Dr. Agwunobi is also a director. Includes 76,510 SARs equivalent to 30,931 Common Shares which have vested or will vest and become exercisable within 60 days of March 2, 2021 and 3,843 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 2, 2021.

(5)	Includes 239,088 SARs equivalent to 85,459 Common Shares which have vested or will vest and become exercisable within 60 days of March 2, 2021 and 1,679 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 2, 2021.

(6)	Includes 84,132 vested but deferred RSUs that are convertible to Common Shares.

(7)	Includes 89,426 SARs equivalent to 40,578 Common Shares which have vested or will vest and become exercisable within 60 days of March 2, 2021.

(8)	Mr. Johnson stepped down as the Company’s Chief Executive Officer effective March 30, 2020, and as a member of the Board effective April 29, 2020. Represents number of Common Shares beneficially owned based upon the Company’s records as of April 29, 2020.

(9)	Includes 55,904 SARs equivalent to 14,829 Common Shares which have vested or will vest and become exercisable within 60 days of March 2, 2021.

(10)	Includes 841,295 SARs equivalent to 353,644 Common Shares which have vested or will vest and become exercisable within 60 days of March 2, 2021, 29,371 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 2, 2021 and 226,872 vested but deferred RSUs that are convertible to Common Shares.

(11)	The information regarding the beneficial ownership of Capital Research Global Investors is based on the Schedule 13G/A filed with the SEC by Capital Research Global Investors on February 16, 2021. According to this Schedule 13G/A, Capital Research Global Investors has (i) sole power to vote 18,389,723 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 18,404,295 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(12)	The information regarding the beneficial ownership of Carl C. Icahn is based on the Schedule 13D/A filed jointly with the SEC by Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn on January 4, 2021. According to this Schedule 13D/A, Icahn Master has (i) sole power to vote 3,330,179 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 3,330,179 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Offshore has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 3,330,179 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 3,330,179 Common Shares; Icahn Partners has (i) sole power to vote 4,688,707 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 4,688,707 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Onshore has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 4,688,707 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 4,688,707 Common Shares; Icahn Capital has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 8,018,886 Common Shares; (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 8,018,886 Common Shares; IPH has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 8,018,886 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 8,018,886 Common Shares; Icahn Enterprises Holdings has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 8,018,886 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 8,018,886 Common Shares; Icahn Enterprises GP has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 8,018,886 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 8,018,886 Common Shares; Beckton has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 8,018,886 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 8,018,886 Common Shares; and Carl C. Icahn has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 8,018,886 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 8,018,886 Common Shares. The address for (i) each of Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is 16690 Collins Ave., PH Suite, Sunny Isles Beach, FL 33160, and (ii) Mr. Icahn is c/o Icahn Associates Corp., 16690 Collins Ave., PH Suite, Sunny Isles Beach, FL 33160.

(13)	The information regarding the beneficial ownership of The Vanguard Group — 23-1945930 (the “Vanguard Group”) is based on the Schedule 13G/A filed with the SEC by the Vanguard Group on February 10, 2021. According to this Schedule 13G/A, the Vanguard Group has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 74,077 Common Shares, (iii) sole power to dispose of 9,858,404 Common Shares, and (iv) shared power to dispose of 201,698 Common Shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

60	Security ownership of certain beneficial owners and management

(14)	The information regarding the beneficial ownership of Renaissance Technologies LLC is based on the Schedule 13G/A filed jointly with the SEC by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation on February 11, 2021. According to this Schedule 13G/A, the reporting persons each have (i) sole power to vote 10,700,961 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 10,846,364 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for the reporting persons is 800 Third Avenue, New York, New York 10022.

(15)	HBL Swiss Services GmbH has (i) sole power to vote 10,025,020 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 10,025,020 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for HBL Swiss Services GmbH is Hansmatt 32, CH-6370 Stans NW, Switzerland.

(16)	Number of outstanding Common Shares used to calculate percentage excludes Common Shares held by HBL Swiss Services GmbH, the Company’s indirect wholly-owned subsidiary, in accordance with Instruction 1 to Item 403 of Regulation S-K. If the Common Shares held by HBL Swiss Services GmbH are included in the total number of Common Shares outstanding as of March 2, 2021, or 118,174,736, its percentage ownership would be 8.48%.

Security ownership of certain beneficial owners and management	61

Part 6	Certain relationships and related transactions

Pursuant to the audit committee charter, the audit committee is responsible for establishing and periodically reviewing policies and procedures for the review and approval of related party transactions (as defined in the SEC rules), and reviewing and approving such related party transactions. The Company has a written Related Party Transaction Policy, which requires audit committee approval or ratification of transactions between the Company and any director, executive officer or holder of more than 5% of our voting securities and their affiliates (each, a related party) involving or expected to involve an amount of at least $120,000 in any fiscal year in which the related party has a direct or indirect interest. Transactions, along with all relevant facts and circumstances, are to be submitted to the audit committee for consideration. In between regularly scheduled meetings, the chair of the audit committee, after consulting with the Company’s

General Counsel, may approve or not approve the transaction (provided the chair has no interest in such transaction), after which, if approved, such transaction would be submitted to the audit committee at its next regularly scheduled meeting for ratification. The Related Party Transaction Policy also outlines certain transactions that are deemed to be pre-approved by the audit committee.

Mr. Tartol’s family’s earnings as distributors of Herbalife Nutrition products, Mr. Mendoza’s family’s earnings as distributors of Herbalife Nutrition products, and the compensation of the spouse of one of our non-NEO executive officers summarized under the subsection “Other transactions” fall within the category of transactions that are deemed to be pre-approved pursuant to the Related Party Transaction Policy.

Ongoing related party transactions

Registration rights agreement

Michael O. Johnson, our former Chairman and CEO, is a party to a registration rights agreement with the Company. If we at any time propose to register any Company securities under the Securities Act of 1933, as amended, or the Securities Act, for sale to the public, in certain circumstances, Mr. Johnson may require us to include his shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the agreement.

Indemnification of directors and officers

The Articles provide that, to the fullest extent permitted by Cayman Islands Law, every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by Cayman Islands Law, such director, agent or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted company incorporated with limited liability. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under the Articles. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

62	Certain relationships and related transactions

In addition to the indemnification provisions set forth above, the Company maintains insurance policies that indemnify its directors and officers against various liabilities, including those arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other transactions

The sister of Mr. Tartol, a director, earned approximately $1,708,055 in compensation in 2020 under the Company’s Marketing Plan resulting from her activities as an Herbalife Nutrition Member, which included $17,500 of speaker fees. Mr. Tartol’s brother and sister-in-law earned approximately $554,677 in compensation in 2020 under Herbalife Nutrition’s Marketing Plan resulting from their activities as Herbalife Nutrition Members.

The sister and brother-in-law of Mr. Mendoza, a director, earned approximately $2,034,357 in 2020 under Herbalife Nutrition’s Marketing Plan resulting from their activities as Herbalife Members. The sister-in-law of Mr. Juan Miguel Mendoza, a director, earned approximately $127,135 in 2020 under Herbalife Nutrition’s Marketing Plan resulting from her activities as an Herbalife Member.

A spouse of one of our executive officers, who is not an NEO, is an employee of the Company and was paid approximately $577,000 in fiscal year 2020. This amount is converted from GBP based on the average exchange rate of $1.2829 per GBP in 2020 as reported by the Federal Reserve Board. This amount is based on total base salary, bonus, payments for vested restricted cash unit awards and all other compensation. The spouse also received 6,076 RSUs in 2020, which have an aggregate grant date fair value of approximately $229,977.

Carl C. Icahn beneficially owns over 5% of the Company’s outstanding Common Shares as of the Record Date. In 2020, the Company paid approximately $1,124,500 for products from Newell Brands Inc., a company in which Mr. Icahn beneficially owns an approximately 10.65% equity interest.

On January 7, 2021, the Company purchased an aggregate of 12,486,993 Common Shares from Mr. Icahn and the Icahn Parties for approximately $600 million, or $48.05 per common share, the closing price of a Common Share on the NYSE on December 31, 2020, the last trading day prior to the execution of the purchase agreement.

Certain relationships and related transactions	63

Part 7	Additional information

Information with respect to securities authorized for issuance under equity compensation plans

The following table sets forth as of December 31, 2020, information with respect to (a) the number of securities to be issued upon exercise of outstanding options, warrants, and rights, (b) the weighted-average exercise price of outstanding options, warrants, and rights and (c) the number of securities remaining available for future issuance under equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights[2]	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a))[3]
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	4,687,336	27.23	5,420,257
Equity compensation plans not approved by security holders	—	—	—
Total	4,687,336	27.23	5,420,257

(1)	Consists of the Amended and Restated Herbalife Ltd. 2005 Stock Incentive Plan and the Amended and Restated Herbalife Ltd. 2014 Stock Incentive Plan. In February 2008, a shareholder-approved Employee Stock Purchase Plan was implemented. See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 regarding share-based compensation.

(2)	Number of securities to be issued upon exercise of SARs was calculated using the market price as of December 31, 2020. Number of securities to be issued upon vesting of PSUs was calculated assuming the maximum level of performance is achieved.

(3)	Includes 3.1 million Common Shares available for future issuance under the shareholder approved Employee Stock Purchase Plan which was implemented in February 2008.

“Householding” of proxy materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for certain proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of these proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your Common Shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify the Company by sending a written request to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015, or by calling the Corporate Secretary at (213) 745-0500. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice of Internet Availability of Proxy Materials that was sent to you.

64	Additional information

Shareholder nominations

Your attention is drawn to Articles 77 to 80 of the Articles in relation to the requirements applicable to any shareholder who wishes to nominate a person for election as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Corporate Secretary must have been delivered to or mailed and received at the registered office of the Company or such other address as the Corporate Secretary may designate not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

The notice to the Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed, and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures. Nominations not meeting these requirements will be disregarded.

Shareholder proposals for the 2022 annual general meeting

Pursuant to the Articles, for a shareholder to bring a matter before the 2022 annual general meeting, the business must be legally proper and written notice of the shareholder proposal must have been filed with the Corporate Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it. If the Chairman of the meeting determines that any such proposed business has not been properly brought before the meeting, he shall declare such business out of order, and such business shall not be conducted at the meeting.

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2022 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November 17, 2021. Proposals should be sent to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015. Proposals not meeting the applicable requirements will be disregarded.

Additional information	65

Codes of business conduct and ethics and principles of corporate governance

Our Board of Directors has adopted a Corporate Code of Business Conduct and Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Principles of Corporate Governance, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Business Conduct and Ethics and Principles of Corporate Governance are available on our website at https://ir.herbalife.com/corporate-governance, or in print to any shareholder who requests it, as set forth under the subsection “Annual report, financial and additional information.”

Any amendment or waiver of a provision of the Company’s Code of Business Conduct and Ethics requiring disclosure under applicable rules with respect to any of the Company’s executive officers or directors will be posted on the Company’s website within four business days of such amendment or waiver at www.herbalife.com.

Annual report, financial and additional information

The Annual Financial Statements and Review of Operations of the Company for fiscal year 2020 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 17, 2021. A copy of the Company’s Annual Report on Form 10-K will be furnished to each shareholder of record on the Record Date who requests such materials as set forth below.

The Company’s filings with the SEC are all accessible on the Company’s website at https://ir.herbalife.com/financial-information/sec-filings. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the

Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, and the other documents referenced herein as available to shareholders upon request, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations

Herbalife Nutrition Ltd.

c/o Herbalife International of America, Inc.

800 W. Olympic Blvd.

Suite 406

Los Angeles, California 90015

Other matters

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

HENRY C. WANG

General Counsel and Corporate Secretary

Dated: March 16, 2021

66	Additional information

ANNEX A

HERBALIFE LTD.

2014 STOCK INCENTIVE PLAN

Amended and Restated Effective [                    ], 2021

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Herbalife Ltd.

2014 Stock Incentive Plan

Amended and Restated Effective [                    ], 2021

1. Purpose

The purpose of the Herbalife Ltd. 2014 Stock Incentive Plan (as amended from time to time, the “Plan”) is to promote and closely align the interests of employees, directors and consultants of Herbalife Nutrition Ltd. (formerly known as Herbalife Ltd.) (the “Company”) and its shareholders by providing stock-based compensation and other performance-based compensation. The Plan is intended to strengthen the Company’s ability to drive performance which enhances long term shareholder value; to increase employee stock ownership; and to strengthen the Company’s ability to attract and retain outstanding employees, directors and consultants.

The Plan supersedes the Company’s 2005 Stock Incentive Plan with respect to future awards, and provides for the grant of Options, Stock Appreciation Rights, Stock Units and Restricted Stock, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Committee.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

(b)	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(c)

“Award” means an Option, Stock Appreciation Right, Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions in accordance with Section 12 of the Plan.

(d)

“Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee and designated as such.

(e)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

(f)	“Board” means the board of directors of the Company.

(g)	“Change in Control” means the occurrence of any one of the following:

(1)

an acquisition (other than directly from the Company after advance approval by a majority of the Incumbent Board) of Common Shares or other voting securities of the Company by any “person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary, or any person in connection with a transaction described in clause (iii) of this Section 2(d), immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities;

(2)

the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(3)

the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).

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(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(i)	“Committee” means the Compensation Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 6.

(j)	“Common Stock” means the common shares of the Company, par value $0.0005 a share, or such other class or kind of shares or other securities as may be applicable under Section 15.

(k)

“Company” means Herbalife Nutrition Ltd. (formerly known as Herbalife Ltd.), a Cayman Islands exempted company incorporated with limited liability, and except as utilized in the definition of Change in Control, any successor corporation.

(l)

“Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee, with respect to a Stock Unit Award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

(m)	“Effective Date” means the date on which the Plan takes effect, as defined pursuant to Section 4 of the Plan.

(n)

“Eligible Person” means an employee, director or consultant of the Company or a Subsidiary, including an officer or director who is such an employee. Notwithstanding the foregoing, a person who would otherwise be an Eligible Person shall not be an Eligible Person in any jurisdiction where such person’s participation in the Plan would be unlawful. Non-employee directors shall be considered Eligible Persons under the Plan.

(o)

“Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if on such date the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable (or, if no such closing price is reported, the closing price on the last preceding date on which a sale of Common Stock occurred); provided, however, that the Committee may, in its discretion, determine the Fair Market Value of a share of Common Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Common Stock on such date, the preceding trading day, the next succeeding trading day, an average of trading days, or the actual sale price of a share of Common Stock; and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(p)

“Incentive Bonus” means a bonus opportunity awarded under Section 11 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a performance period of not less than one year as are specified in the Award Agreement.

(q)	“Incentive Stock Option” means a stock option that is designated as potentially eligible to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r)	“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(s)

“Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to Section 8 of the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(t)	“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(u)

“Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(v)	“Plan” means this HERBALIFE LTD. 2014 Stock Incentive Plan, as amended and restated as set forth herein and as it may be further amended from time to time.

(w)	“Prior Plans” means the Company’s Amended and Restated 2005 Stock Incentive Plan and the Company’s 2004 Stock Incentive Plan, each as amended.

(x)	“Qualifying Performance Criteria” has the meaning set forth in Section 12(b).

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(y)

“Restricted Stock” means an Award or issuance of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(aa)

“Separation from Service” or “Separates from Service” means the termination of Participant’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(bb)

“Stock Appreciation Right” means a right granted pursuant to Section 9 of the Plan that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the market price of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(cc)

“Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(dd)

“Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(ee)

“Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3. Eligibility

Any Eligible Person is eligible to receive an Award. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary.

4. Adoption and Termination of Plan

This Plan was originally effective on April 29, 2014 (the “Effective Date”). The Plan was previously amended and restated effective April 28, 2016. The Plan as further amended and restated herein was approved by the Board of Directors of the Company on February 9, 2021, and shall become effective when it is approved by the Company’s shareholders at the Company’s 2021 Annual General Meeting of Shareholders. The Plan shall remain available for the grant of Awards until April 28, 2026; provided, however, that Incentive Stock Options may not be granted under the Plan after February 9, 2026. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall not exceed 24,750,000, plus any shares of Common Stock that remained available for issuance under the Prior Plans as of the Effective Date. Any shares of Common Stock issued under Options or Stock Appreciation Rights shall be counted against the number of shares issuable under the Plan on a one-for-one basis and any shares of Common Stock issued pursuant to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.85 shares of Common Stock for every one (1) share of Common Stock subject to such Award. Shares of Common Stock subject to outstanding awards under either of the Prior Plans as of the Effective Date (such awards the “Prior Plan Awards”) that, after the Effective Date, are canceled, expired, forfeited or otherwise not issued under a Prior Plan Award (including as a result of being withheld to pay withholding taxes in connection with any such awards (other than options or stock appreciation rights)) or settled in cash shall be added to the number of shares of Common Stock issuable under the Plan as one (1) share of Common Stock if such shares were subject to options or stock appreciation rights granted under a Prior Plan, and as 1.85 shares of Common Stock if such shares were subject to awards other than options or stock appreciation rights granted under either of the Prior Plans. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

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(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award, and shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under this Plan. Notwithstanding the foregoing, the following shares of Common Stock will not be added back (or with respect to Prior Plan Awards, will not be added) to the aggregate number of shares of Common Stock available for issuance: (i) shares of Common Stock that were subject to a stock-settled Stock Appreciation Right (or a stock appreciation right granted under a Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or stock appreciation right granted under a Prior Plan), (ii) shares of Common Stock delivered to or withheld by the Company to pay the exercise price of an Option (or an option granted under a Prior Plan), (iii) Shares of Common Stock delivered to or withheld by the Company to pay the withholding taxes related an Award (or an award granted under a Prior Plan), or (iv) Shares of Common Stock repurchased on the open market with cash proceeds from exercise of an Option (or option granted under a Prior Plan). Any shares of Common Stock that again become available for grant pursuant to this Section 5 shall be added back as one (1) share of Common Stock if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan, and as 1.85 shares of Common Stock if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Prior Plans. In addition, any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan.

(c) Tax Code Limits. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 5,000,000, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The aggregate number of shares of Common Stock that may be earned pursuant to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000 (the “Annual Share Limit”), which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 9). The maximum cash amount payable pursuant to all Incentive Bonuses granted in any calendar year to any Participant under this Plan that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $15,000,000 (the “Annual Cash Limit”).

(d) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees or directors of such acquired or combined company before such acquisition or combination.

(e) Non-Employee Director Limits. The aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to any one non-employee director shall not exceed that number of shares having a Fair Market Value on the date of grant of $375,000; provided, however, that in the calendar year in which a non-employee director first joins the Board or is first designated as Chairman of the Board or Lead Director, the maximum number of shares subject to Awards granted to such non-employee director may be up to two hundred percent (200%) of the number of shares of Common Stock indicated by the foregoing limit.

6. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Committee. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption

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under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award intended to qualify as performance-based compensation under Section 162(m) of the Code not to qualify for such treatment. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the maximum extent permissible under applicable law, the Compensation Committee of the Board (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers, and any such subcommittee shall be treated as the Committee for all purposes under this Plan. Notwithstanding the foregoing, if the Board or the Compensation Committee of the Board (or any successor) delegates to a subcommittee comprised of one or more officers of the Company (who are not also directors) the authority to grant Awards, the resolution so authorizing such subcommittee shall specify the total number of shares of Common Stock such subcommittee may award pursuant to such delegated authority, and no such subcommittee shall designate any officer serving thereon or any executive officer of the Company as a recipient of any Awards granted under such delegated authority. The Committee hereby delegates to and designates the senior human resources officer of the Company (or such other officer with similar authority), and to his or her delegates or designees, the authority to assist the Committee in the day-to-day administration of the Plan and of Awards granted under the Plan, including without limitation those powers set forth in Section 6(b)(4) through (9) and to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.

(b) Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation:

(1)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(2)	to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(3)	to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;

(4)	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

(5)	to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(6)	to determine the extent to which adjustments are required pursuant to Section 15;

(7)

to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(8)	to approve corrections in the documentation or administration of any Award; and

(9)	to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding anything in this Plan to the contrary, with respect to any Award that is “deferred compensation” under Section 409A of the Code, the Committee shall exercise its discretion in a manner that causes such Awards to be compliant with or exempt from the requirements of such Code section. Without limiting the foregoing, unless expressly agreed to in writing by the Participant holding such Award, the Committee shall not take any action with respect to any Award which constitutes (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of a feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E).

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 19, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate. The Committee or any member thereof may, in its sole and absolute discretion and, except as otherwise provided in Section 19, waive, settle or adjust any of the terms of any Award

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so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

Further, and notwithstanding anything in the Plan to the contrary, Restricted Stock or Stock Unit Awards granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that the Committee may provide that such Awards become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability or in the event of a Change in Control. Notwithstanding the foregoing, with respect to Restricted Stock or Stock Unit Awards, up to 5% of the aggregate number of shares of Common Stock authorized for issuance under this Plan (as described in Section 5(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Committee determines appropriate.

(c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

7. Plan Awards

(a) Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

(b) Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Separation from Service.

(c) Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) or Section 15 of this Plan or as otherwise provided by the Committee.

8. Options

(a) Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions in accordance with Section 12 of the Plan. The term of an Option shall in no event be greater than ten years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall

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expire on the thirtieth (30th) day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

(b) No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without shareholder approval, reduce the exercise price of such Option and, at any time when the exercise price of an Option is above the Fair Market Value of a share of Common Stock, shall not, without shareholder approval (except in the case of a Change in Control), exchange such Option for a new Award or for cash.

(c) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

(d) No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9. Stock Appreciation Rights

(a) General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions in accordance with Section 12 of the Plan. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b) No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without shareholder approval, reduce the exercise price of such Stock

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Appreciation Right and, at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, shall not, without shareholder approval (except in the case of a Change in Control), exchange such Stock Appreciation Right for a new Award or for cash.

(c) No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10. Restricted Stock and Stock Unit Awards

(a) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of any Restricted Stock or Stock Unit Award shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and /or satisfaction of performance conditions in accordance with Section 12 of the Plan. In addition, the Committee shall have the right to grant Restricted Stock or Stock Unit Awards as the form of payment for grants or rights earned or due under other shareholder-approved compensation plans or arrangements of the Company.

(b) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional Restricted Stock and/or subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Unless otherwise provided in the Award Agreement, during the period prior to shares being issued in the name of a Participant under any Stock Unit, the Company shall pay or accrue Dividend Equivalents on each date dividends on Common Stock are paid, subject to such conditions as the Committee may deem appropriate. The time and form of any such payment of Dividend Equivalents shall be specified in the Award Agreement. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid during the performance period with respect to unearned Awards of Restricted Stock or Stock Units that are subject to performance-based vesting criteria. Dividends or Dividend Equivalents accrued on such shares shall become payable no earlier than the date the performance-based vesting criteria have been achieved and the underlying shares or Stock Units have been earned.

11. Incentive Bonuses

(a) Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the amount payable under an Incentive Bonus, which may include a target, threshold and/or maximum amount payable and any formula for determining such, and which criteria may be based on performance conditions in accordance with Section 12 of the Plan. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 12(b)) selected by the Committee and specified at the time the Incentive Bonus is granted.

(b) Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Common Stock, as determined by the Committee.

12. Qualifying Performance-Based Compensation

(a) General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted.

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(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue (including adjusted revenue, Volume Points, net sales and analogous financial measures), (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue or (xx) customer service. To the extent consistent with Section 162(m) of the Code, the Committee may provide, at the time an Award is granted or at any time during the first 90 days of the applicable performance period (or prior to the expiration of 25% of the performance period if the performance period less than one year, or at such later time if permitted pursuant to Section 162(m)), that any evaluation of performance under a Qualifying Performance Criteria shall include or exclude any of the following events that occurs during the applicable performance period: (A) the effects of charges for restructurings or discontinued operations, (B) items of gain, loss or expense determined to be infrequently occurring or related to the disposal of a segment of a business or related to a change in accounting principle, (C) the cumulative effect of accounting change, (D) asset write-downs, (E) litigation, claims, judgments, settlements or loss contingencies, (F) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (G) accruals for reorganization and restructuring programs and (H) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

(c) Certification. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

13. Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon settlement, vesting or other events with respect to Stock Units, or in payment or satisfaction of an Incentive Bonus. If a Participant has elected to defer payment or settlement of an Award, then the Award will (provided that all vesting and other conditions have been satisfied) be paid in accordance with the Participant’s deferral consistent with the terms of the applicable deferred compensation plan maintained by the Company. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code. The Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

14. Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

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15. Adjustment of and Changes in the Stock

(a) The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment.

(b) In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c) Unless otherwise expressly provided for in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the following shall occur upon a Participant’s involuntary termination of employment within twenty-four (24) months following a Change in Control, provided that such termination does not result from the Participant’s termination for disability, cause or gross misconduct: (i) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, and the Option or Stock Appreciation Right shall remain exercisable for a period of three (3) years following such termination, but in no event after the expiration of such Option or Stock Appreciation Right, (ii) in the case of an Award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable), and (iii) in the case of outstanding Restricted Stock and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (A) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable (provided, that any Option or Stock Appreciation Right for which the exercise price is less than the consideration per Share payable to shareholders of the Company in such Change in Control may be cancelled upon the consummation of the Change in Control without payment of any additional consideration), (B) in the case of an Award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable), and (C) in the case of outstanding Restricted Stock and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section 15(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

(d) The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

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(e) Notwithstanding anything in this Section 15 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 15 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

16. Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee.

17. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

18. Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any minimum statutory withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or shares of Common Stock. For the avoidance of doubt, the Company may only withhold a portion of the shares of Common Stock to satisfy any minimum statutory withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the shareholders of the Company:

(a)	increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b)	reduce the price at which Options may be granted below the price provided for in Section 8(a);

(c)	reprice outstanding Options or SARs as described in 8(b) and 9(b);

(d)	extend the term of this Plan;

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(e)	change the class of persons eligible to be Participants;

(f)	increase the individual maximum limits in Section 5(c); or

(g)	otherwise amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

20. No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock, stock units, stock appreciation rights or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

24. Forfeiture Upon Termination of Employment

Except as otherwise provided by the Committee in the Award Agreement, Awards may be forfeited if the Participant terminates his or her employment with the Company, a Subsidiary or an Affiliate for any reason.

25. Specified Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by

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the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation from Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

26. No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

27. Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

28. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

29. Recoupment Policy

As applicable, all Awards, including any shares of Common Stock subject to an Award, are subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time and, in accordance with such policy, may be subject to the requirement that such Awards, including any shares of Common Stock subject to such Awards, be repaid to the Company after they have been paid. To the extent any policy adopted by the New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934 requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

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Using a black ink pen, mark your votes with an X as shown in this example.
Please do not write outside the designated areas.
2021 Annual Meeting Proxy Card
A Proposals – The Board of Directors recommend a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2, 3and 4.
1. Election of Directors:
01 – John Agwunobi For Against Abstain
02 - Richard H. Carmona For Against Abstain
03 – Kevin M. Jones For Against Abstain
04 – Sophie L’Hélias
05 – Alan Lefevre
06 – Juan Miguel Mendoza
07 – Donal Mulligan
08 – Maria Otero
09 – John Tartol
2. Approve, on an advisory basis, the compensation of the Company’s name executive officers; For Against Abstain
3. Approve an amendment and restatement of the Company’s 2014 Stock Incentive Plan to increase the number of Common Shares available for issuance under such plan; For Against Abstain
4. Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2021.
B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) – Please print date below.
Signature 1 – Please keep signature within the box.
Signature 2 – Please keep the signature within the box.
03ETSD
1UPX

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The material is available at: www.envisionreports.com/HLF
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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy – Herbalife Nutrition Ltd.
Notice of 2021 Annual General Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual General Meeting of Shareholders – April 28, 2021
John Agwunobi and Henry Wang, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Herbalife Nutrition Ltd. To be held on April 28, 2021 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee listed in Proposal 1 and FOR Proposal 2,3 and 4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side)
C Non-Voting Items
Change of Address – Please print new address below.
Comments – Please print your comments below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
2021 Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals - The Board of Directors recommend a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2, 3 and 4.
1. Election of Directors:
For Against Abstain
01 - John Agwunobi
04 - Sophie L’Hélias
07 - Donal Mulligan
02 - Richard H. Carmona
05 - Alan LeFevre
08 - Maria Otero
For Against Abstain
03 - Kevin M. Jones
06 - Juan Miguel Mendoza
09 - John Tartol
For Against Abstain
2. Approve, on an advisory basis, the compensation of the
Company’s named executive officers;
4. Ratify the appointment of the Company’s independent
registered public accounting firm for fiscal year 2021.
For Against Abstain
3. Approve an amendment and restatement of the Company’s
2014 Stock Incentive Plan to increase the number of Common
Shares available for issuance under such plan;
For Against Abstain
B Authorized Signatures - This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.
03ETTC 1UPX

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders.
The material is available at: www.edocumentview.com/HLF
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy - Herbalife Nutrition Ltd.
Notice of 2021 Annual General Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual General Meeting of Shareholders - April 28, 2021
John Agwunobi and Henry Wang, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Herbalife Nutrition Ltd. to be held on April 28, 2021 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee listed in Proposal 1 and FOR Proposals 2, 3 and 4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side)